EXHIBIT 2.1






                               PURCHASE AGREEMENT



                                     between



                       LIGAND PHARMACEUTICALS INCORPORATED


                                       and

                           KING PHARMACEUTICALS, INC.

                                       and

               KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.



                          Dated as of September 6, 2006



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                                            TABLE OF CONTENTS


ARTICLE I DEFINITIONS..........................................................1

         1.1      DEFINITIONS..................................................1
         1.2      OTHER DEFINITIONAL PROVISIONS...............................14

ARTICLE II PURCHASE AND SALE..................................................14

         2.1      TRANSFER OF PURCHASED ASSETS................................14
         2.2      EXCLUDED ASSETS.............................................14
         2.3      ASSUMED LIABILITIES.........................................15
         2.4      EXCLUDED LIABILITIES........................................16
         2.5      SELLER TO OBTAIN CONSENT OF THIRD PARTIES...................16
         2.6      PURCHASE PRICE..............................................16
         2.7      PURCHASE PRICE ALLOCATION...................................17
         2.8      INVENTORY VALUE ADJUSTMENTS.................................17
         2.9      ESCROW......................................................19
         2.10     RISK OF LOSS................................................20

ARTICLE III CLOSING...........................................................20

         3.1      CLOSING.....................................................20
         3.2      TRANSACTIONS AT CLOSING.....................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER...........................21

         4.1      ORGANIZATION................................................21
         4.2      DUE AUTHORIZATION...........................................21
         4.3      NO CONFLICTS; ENFORCEABILITY................................22
         4.4      TITLE; ASSETS...............................................22
         4.5      INTELLECTUAL PROPERTY.......................................22
         4.6      LITIGATION..................................................24
         4.7      CONSENTS....................................................24
         4.8      TAXES.......................................................24
         4.9      EMPLOYEE MATTERS............................................25
         4.10     COMPLIANCE WITH LAWS........................................25
         4.11     REGULATORY MATTERS..........................................26
         4.12     GOVERNMENT PRODUCT CONTRACTS; LIABILITY FOR COST
                  AND PRICING DATA............................................26
         4.13     FINANCIAL STATEMENTS........................................27
         4.14     WARRANTIES..................................................27
         4.15     BROKERS, ETC................................................27
         4.16     INVENTORY AND EQUIPMENT.....................................27
         4.17     CONTRACTS...................................................27
         4.18     PRODUCT LIABILITY; DISTRIBUTORS; RECALLS....................28
         4.19     PRODUCT TREATMENTS; PRODUCT RETURNS; EXPORTING
                  AND MANUFACTURING...........................................28
         4.20     CUSTOMERS, SUPPLIERS AND THIRD PARTY SERVICE PROVIDERS......29

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         4.21     MEDICAL INFORMATION.........................................29
         4.22     DISCLAIMER..................................................29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................30

         5.1      ORGANIZATION................................................30
         5.2      DUE AUTHORIZATION...........................................30
         5.3      NO CONFLICTS; ENFORCEABILITY................................30
         5.4      LITIGATION..................................................30
         5.5      CONSENTS....................................................30
         5.6      FINANCING...................................................31
         5.7      BROKERS, ETC................................................31

ARTICLE VI COVENANTS PRIOR TO CLOSING.........................................31

         6.1      ACCESS TO INFORMATION; REPORTING; CORRESPONDENCE
                  AND NOTICES.................................................31
         6.2      CONDUCT OF THE PRODUCT LINE.................................32
         6.3      INVENTORY...................................................33
         6.4      REQUIRED APPROVALS AND CONSENTS.............................33
         6.5      HSR ACT.....................................................33
         6.6      PROXY STATEMENT; SELLER STOCKHOLDERS' MEETIN................34
         6.7      NO NEGOTIATION..............................................36
         6.8      NOTIFICATIONS...............................................36
         6.9      PRODUCT PACKAGING...........................................36
         6.10     FURTHER ASSURANCES; FURTHER DOCUMENTS.......................37

ARTICLE VII CONDITIONS TO CLOSING.............................................37

         7.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
                  AND SELLER..................................................37
         7.2      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.............38
         7.3      CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS................38

ARTICLE VIII ADDITIONAL COVENANTS.............................................39

         8.1      CONFIDENTIALITY; PUBLICITY..................................39
         8.2      AVAILABILITY OF RECORDS.....................................39
         8.3      NOTIFICATION OF CUSTOMERS...................................40
         8.4      PRODUCT RETURNS, REBATES AND CHARGEBACKS....................40
         8.5      ACCOUNTS RECEIVABLE.........................................43
         8.6      REGULATORY MATTERS..........................................43
         8.7      WEBSITE INFORMATION.........................................44
         8.8      TAX MATTERS.................................................44
         8.9      GOVERNMENT PRODUCT CONTRACTS................................45
         8.10     INSURANCE...................................................45
         8.11     PRODUCT PROMOTION...........................................45
         8.12     ADVISORY FEES, ETC..........................................46

ARTICLE IX EMPLOYEE MATTERS...................................................46

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
         9.1      EMPLOYEE OFFERS.............................................46
         9.2      BENEFITS....................................................47
         9.3      WARN ACT....................................................48
         9.4      EMPLOYEE INFORMATION........................................48

ARTICLE X INDEMNIFICATION.....................................................48

         10.1     INDEMNIFICATION BY SELLER...................................48
         10.2     INDEMNIFICATION BY PURCHASER................................48
         10.3     PROCEDURES..................................................49
         10.4     CERTAIN LIMITATIONS ON INDEMNIFICATION OBLIGATIONS..........50
         10.5     SET-OFF.....................................................50
         10.6     SURVIVAL....................................................51

ARTICLE XI TERMINATION AND SURVIVAL...........................................51

         11.1     TERMINATION.................................................51
         11.2     PROCEDURE AND EFFECT OF TERMINATION.........................52

ARTICLE XII MISCELLANEOUS.....................................................53

         12.1     ASSIGNMENT; BINDING EFFECT..................................53
         12.2     EXPENSES....................................................53
         12.3     NOTICES.....................................................54
         12.5     ENTIRE AGREEMENT............................................54
         12.6     NO THIRD PARTY BENEFICIARIES................................55
         12.7     WAIVER......................................................55
         12.8     GOVERNING LAW; JURISDICTION.................................55
         12.9     INJUNCTIVE RELIEF...........................................55
         12.10    HEADINGS................................................... 56
         12.11    COUNTERPARTS................................................56
         12.12    SCHEDULES...................................................56
         12.13    CONSTRUCTION................................................56

                           LIST OF EXHIBITS



Exhibit A       -          Form of Assignment of Product Intellectual Property

Exhibit B       -          Form of Bill of Sale and Assignment and
                           Assumption Agreement

Exhibit C       -          Form of Product License and Supply Agreement
                           Assignment

Exhibit D       -          Form of Second Source Supply Agreement
                           Assignment

Exhibit E       -          Form of Termination and Return of Rights Agreement
                           Assignment

Exhibit F       -          Form of Technical Agreement Avinza(R) Assignment

Exhibit G       -          Form of Quality Agreement for Avinza(R) Assignment

Exhibit H       -          Form of Transition Services Agreement

Exhibit I       -          Form of Contract Sales Force Agreement

Exhibit J       -          Form of Escrow Agreement

Exhibit K       -          Form(s) of Consents to Assignment

Exhibit L       -          Product License and Supply Agreement

Exhibit M       -          Second Source Supply Agreement

Exhibit N       -          Termination and Return of Rights Agreement

Exhibit O       -          Technical Agreement Avinza(R)

Exhibit P       -          Quality Agreement for Avinza(R)

                                LIST OF SCHEDULES

       Schedule 1.1(a)         -       Applicable Permits
       Schedule 1.1(b)         -       Pre-Existing Assigned Contracts
       Schedule 1.1(c)         -       Inventory
       Schedule 1.1(d)         -       Knowledge
       Schedule 1.1(e)         -       Product Domain Names
       Schedule 1.1(f)         -       Product Equipment
       Schedule 1.1(g)         -       Product Marks
       Schedule 1.1(h)         -       Product Trade Dress
       Schedule 1.1(i)         -       Promotional Materials
       Schedule 1.1(j)         -       Registrations
       Schedule 1.1(k)         -       Product Patent Rights
       Schedule 2.3            -       Assumed Liabilities
       Schedule 2.5            -       Assigned Contracts - Third Party Consents
       Schedule 2.6            -       Royalties
       Schedule 2.7            -       Allocation Schedule
       Schedule 2.8(b)         -       Inventory Value Adjustments
       Schedule 3.2(a)(iv)     -       Seller FDA Letter
       Schedule 3.2(b)(iv)     -       Purchaser FDA Letter
       Schedule 6.2            -       Conduct of the Product Line Business
       Schedule 8.4(a)         -       Product Returns
       Schedule 8.4(b)         -       Best Price; AMP
       Schedule 8.4(c)         -       Commercial Rebate Agreements
       Schedule 9.1(a)(1)      -       Product Employees
       Schedule 9.1(a)(2)      -       Severance Pay Policy


                           SELLER DISCLOSURE SCHEDULE

        Schedule 4.3           -       No Conflicts
        Schedule 4.4           -       Title; Assets
        Schedule 4.5           -       Intellectual Property
        Schedule 4.6           -       Litigation
        Schedule 4.7           -       Consents
        Schedule 4.8           -       Taxes
        Schedule 4.9           -       Plans and Material Documents
        Schedule 4.9(g)        -       Product Employee Actions
        Schedule 4.10          -       Compliance with Laws
        Schedule 4.11          -       Regulatory Matters
        Schedule 4.14          -       Warranties
        Schedule 4.17(a)       -       Product Line Business Contracts
        Schedule 4.17(b)       -       Contract Deficiencies
        Schedule 4.18          -       Product Liability; Distributors; Recalls
        Schedule 4.19          -       Product Treatments; Product Returns;
                                       Exporting and Manufacturing

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "AGREEMENT"), dated as of September 6, 2006 (the "EXECUTION DATE"), is entered into by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation, and all of its successors and assigns ("SELLER"), King Pharmaceuticals, Inc., a Tennessee corporation ("KING"), and King Pharmaceuticals Research and Development, Inc., a Delaware corporation and wholly owned subsidiary of King ("KING R&D", and together with King, "PURCHASER"). Each of Seller and Purchaser is sometimes referred to herein, individually, as a "PARTY" and, collectively, as the "PARTIES." All capitalized terms used herein shall have the meanings specified in ARTICLE I below or elsewhere in this Agreement, as applicable.

                                  INTRODUCTION

         WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer all of its rights in and to the Purchased Assets, including without limitation all of Seller's rights related to the Distribution (as such capitalized terms are defined below) of the Product in the Territory, (collectively, the "PRODUCT LINE BUSINESS") to Purchaser; and

         WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets and transfer the Assumed Liabilities to Purchaser (as such capitalized terms are defined below), and Purchaser wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 DEFINITIONS. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following terms shall have the meanings set forth below for purposes of this Agreement:

         "ACCOUNTANTS" means an accounting firm of national reputation with pharmaceutical experience (excluding each of Seller's and Purchaser's respective regular outside accounting firms) as may be mutually acceptable to the Parties; PROVIDED, HOWEVER, if the Parties are unable to agree on such accounting firm within ten (10) days or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Purchaser a list of three (3) other accounting firms of national reputation, and Purchaser shall select one of such three (3) accounting firms.

     "ACCOUNTS RECEIVABLE" has the meaning set forth in SECTION 2.2(B).

     "ACQUISITION PROPOSAL" means an unsolicited proposal from a third party relating to any transaction involving, in whole or in part, directly or indirectly, the Product or Product Line

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Business, including an acquisition of more than 25% of the common stock, par value, $.001, of Seller.

     "ACT" means the United States Federal Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder.

     "ACTION" means any claim, action, suit, arbitration, complaint, inquiry, audit, proceeding or investigation, in each case by or before any Governmental Authority.

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other Person.

     "AGREEMENT" has the meaning set forth in the Preamble of this Agreement.

     "ALLOCATION SCHEDULE" has the meaning set forth in SECTION 2.7(A).

     "AMP" has the meaning set forth in SECTION 8.4(B)(I).

     "APPLICABLE PERMITS" means, to the extent transferable under applicable Law, the permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by Seller that relate primarily or exclusively to the Product or the Product Line Business set forth on SCHEDULE 1.1(A)(I) hereto.

     "ASSETS" of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

     "ASSIGNED CONTRACTS" means the Pre-Existing Assigned Contracts and the Permitted Contract(s), and excluding for all purposes, the Commercial Rebate Agreements.

     "ASSIGNMENT OF PRODUCT INTELLECTUAL PROPERTY" means the Assignment of Product Intellectual Property, in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT A.

     "ASSUMED LIABILITIES" has the meaning set forth in SECTION 2.3.

     "BASKET AMOUNT" has the meaning set forth in SECTION 10.4.

     "BEST PRICE" has the meaning set forth in SECTION 8.4(B)(V).

     "BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Bill of Sale and Assignment and Assumption Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT B.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

     "CARDINAL" means Cardinal Health PTS, LLC.

     "CLOSING" means the closing of the purchase and sale of the Purchased Assets, and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.

      "CLOSING DATE" has the meaning set forth in SECTION 3.1.

      "CODE" means the United States Internal Revenue Code of 1986, as amended.

      "COMMERCIAL REBATE AGREEMENTS" has the meaning set forth in SECTION
8.4(C).

      "CONFIDENTIALITY AGREEMENT" means (a) that certain Confidentiality Agreement, dated as of December 28, 2005, between Seller and King, as amended by that certain letter agreement, dated as of May 11, 2006, by and between Seller and King, and (b) that certain Confidentiality Agreement, dated as of August 15, 2006, between Seller and King.

      "CONSENTS TO THE ASSIGNMENTS" shall mean the written consent of each of the third parties identified on SCHEDULE 2.5 to the assignment of the Contracts set forth on such schedule, in each case in the applicable form(s) which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT K.

      "CONTRACTS" means any and all binding written commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements.

      "CONTROL" or "CONTROLLED BY" means, with respect to Intellectual Property, the ability of a Party (collectively with its Affiliate(s)), whether by ownership, license or otherwise, to grant a license or sublicense.

      "CONVERTIBLE NOTES" means all outstanding 6% Convertible Subordinated Notes due 2007, the outstanding aggregate principal amount of which, as of June 30, 2006, was $128,150,000.

      "DISTRIBUTION" means activities related to the distribution, marketing, promoting, offering for sale and selling of the Product, including advertising, detailing, educating, planning, promoting, conducting reporting, packaging, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

      "EFFECTIVE TIME" has the meaning set forth in SECTION 3.1.

      "ELAN" means Elan Corporation, plc.

      "ENCUMBRANCE" means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "ERISA AFFILIATE" of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

      "ESCROW ACCOUNT" has the meaning set forth in SECTION 2.9.

      "ESCROW AGENT" means Wells Fargo Bank, National Association, or such other party as may be mutually agreed by the Parties.

      "ESCROW AGREEMENT" means the escrow agreement to be entered into at the Effective Time by and among Purchaser, Seller and the Escrow Agent, substantially in the form attached hereto as EXHIBIT J, pursuant to which the Escrow Amount and the Retail Escrow Amount shall be held and disbursed.

      "ESCROW AMOUNT" has the meaning set forth in SECTION 2.9.

      "EXCESS WHOLESALE INVENTORY VALUE" has the meaning set forth in
SCHEDULE 2.8(B).

      "EXCHANGE" means the Nasdaq Global Market.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "EXCLUDED ASSETS" means all of Seller's Assets, whether or not relating to the Product or the Product Line Business, other than the Purchased Assets.

      "EXCLUDED INTELLECTUAL PROPERTY" means all rights, title and interest of Seller in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the Seller Brands), other than the Product Intellectual Property.

      "EXCLUDED LIABILITIES" has the meaning set forth in SECTION 2.4.

      "EXECUTION DATE" means the date set forth in the Preamble of this Agreement.

      "FDA" means the United States Food and Drug Administration, or any successor agency thereto.

      "FINAL ALLOCATION" has the meaning set forth in SECTION 2.7(B).

      "FSS" has the meaning set forth in SECTION 8.4(B)(IV).

      "GAAP" means United States generally accepted accounting principles.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

     "GOVERNMENT PRODUCT CONTRACTS" means all Contracts to which Seller is a party and pursuant to which Seller sells the Product to a Governmental Authority either singly or together with other pharmaceutical products of Seller.

      "GOVERNMENT REBATES" has the meaning set forth in SECTION 8.4(B)(I).

      "HIRED EMPLOYEES" has the meaning set forth in SECTION 9.1(A).

      "HSR ACT" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "ICS" means Integrated Commercialization Solutions, Inc.

      "ICS AGREEMENT" means the Commercial Outsourcing Services Agreement entered into March 1, 2002 by and between ICS and Seller, as amended by:
Amendment No. 1 to Ligand Service Agreement dated September 4, 2003, Amendment No. 2 to Ligand Service Agreement dated September 28, 2004, Amendment to Commercial Outsourcing Services Agreement dated July 22, 2004, Fourth Amendment to Commercial Outsourcing Services Agreement dated January 24, 2005, and Fifth Amendment to Commercial Outsourcing Services Agreement dated April 29, 2005.

      "IND" means Investigational New Drug Application No. 61,328.

      "INTELLECTUAL PROPERTY" means intellectual property rights, including Trademarks, copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, domain names, web sites, know-how, confidential information, trade secrets, and similar proprietary rights in inventions, discoveries, analytic models, improvements, products, systems, processes, techniques, devices, methods, patterns, formulations and specifications.

      "INVENTORY" means all inventories of the finished Product (and all rights thereto) and active pharmaceutical ingredient of the Product as described on SCHEDULE 1.1(C) hereto, which schedule shall describe the Inventory quantities by SKU and shall be updated at Closing.

      "IRS" means the Internal Revenue Service of the United States.

      "KING PURCHASED ASSETS" means, collectively, all right, title and interest of Seller in and to the Assigned Contracts, Inventory, Promotional Materials, Product Equipment, Product
                                        5

Records, and all claims, counterclaims, credits, causes of action, CHOSES IN ACTION, rights of recovery and rights of setoff relating to any of the foregoing.

      "KING R&D PURCHASED ASSETS" means, collectively, all right, title and interest of Seller in and to the Product and Product Line Business other than the King Purchased Assets and the Excluded Assets, including without limitation, the Registrations, Applicable Permits, all regulatory files (including correspondence with regulatory authorities) relating to the Applicable Permits (provided that Seller may maintain a copy of such files for purposes of fulfilling its ongoing obligations relating to the Product), any intangible rights in and to the Product Records, the Product Intellectual Property, and all claims, counterclaims, credits, causes of action, CHOSES IN ACTION, rights of recovery and rights of setoff relating to any of the foregoing.

      "KNOWLEDGE" means, with respect to Seller, the actual knowledge of the Persons set forth on SCHEDULE 1.1(D) hereto.

      "LAW" means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority specifically with respect to Seller or the Product.

      "LIABILITY" means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.

      "LOI" means, if executed by the Parties, a letter of intent regarding the Transactions.

      "LOSSES" means, with respect to any claim or matter, all losses, expenses, obligations and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

      "MALLINCKRODT" means Mallinckrodt, Inc.

      "MALLINCKRODT AGREEMENT" means the letter agreement between Mallinckrodt and Seller dated May 26, 2005.

      "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the Product Line Business taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which Seller operates, (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, and (c) any circumstance, change or effect that results from any action taken at the request of Purchaser (other than as Seller is required to perform under this Agreement).

      "NDA(S)" means the new drug application covering the Product (NDA No. 21-260), including any supplements, amendments or modifications thereto, or divisions thereof, including all correspondence under NDA No. 21-260 between the FDA and Seller, in each case submitted to or required by the FDA prior to the Effective Time.

     "NDC" means the "National Drug Code", which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical product.

     "NET SALES" has the meaning set forth in SCHEDULE 2.6.

     "NON-FAMP" has the meaning set forth in 38 U.S.C. ss. 8126 (h)(5).

     "NOTICE OF OBJECTION" has the meaning set forth in SECTION 2.8(D).

     "ORGANON" means Organon Pharmaceuticals USA Inc.

     "OTHER AGREEMENTS" means, collectively, the Assignment of Product Intellectual Property, the Bill of Sale and Assignment and Assumption Agreement, the Product License and Supply Agreement Assignment, the Second Source Supply Agreement Assignment, the Termination and Return of Rights Agreement Assignment, the Technical Agreement Avinza(R) Assignment, the Quality Agreement for Avinza(R) Assignment, the Transition Services Agreement and the Escrow Agreement.

     "OUTSIDE DATE" has the meaning set forth in SECTION 11.1(A)(II).

     "PARTY" or "PARTIES" has the meaning set forth in the Preamble of this Agreement.

     "PATENTS" means United States and non-United States patents, patent applications, patent disclosures, invention disclosures and other rights relating to the protection of inventions worldwide, and any and all right, title and interest related to any of the foregoing, including without limitation all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing as well as supplementary protection certificates for medicinal products provided under Council Regulation
(EEC) No. 1768/92 of June 18, 1992, and their equivalents.

     "PDE" shall mean a primary detail equivalent and be defined as equivalent to any of the following: (a) one P1 Detail; (b) two P2 Details; or (c) five P3 Details. Product Calls other than P1 Details, P2 Details and P3 Details shall have no effect on any calculation of PDEs. A "P1 DETAIL" is a Product Call where the Product is presented in the first position. A "P2 DETAIL" is a Product Call where the Product is presented in the second position. A "P3 DETAIL" is a Product Call where the Product is presented in the third position.

     "PDM ACT" means the Prescription Drug Marketing Act of 1987, as amended.

     "PERMITTED CONTRACT(S)" means any Contracts, including purchase orders, which relate to the Product or the Product Line Business and which are entered into by Seller after the Execution Date, which Contracts involve payment by Seller of no more than $25,000 or extend for a term no longer than ninety (90) days from the Closing Date, and which are not otherwise material.

     "PERMITTED ENCUMBRANCES" means (a) statutory liens for current Taxes of Seller not yet due and payable or (b) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller.

     "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

     "PLAN" means any employment, bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance, retention or other contracts or agreements, or other program, policy or arrangement.

     "PRE-EXISTING ASSIGNED CONTRACTS" means those Contracts, including purchase orders, related primarily or exclusively to the Product and the Product Line Business which are identified on SCHEDULE 1.1(B) hereto; provided that with respect to each of Seller's contracts with ICS or Stericycle (formerly Universal Solutions International Inc.), in the event Purchaser shall have entered into its own contracts with such parties regarding Purchaser's conduct of the Product Line Business prior to Closing, then such Seller's contracts with ICS or Stericycle (formerly Universal Solutions International Inc.) shall not be included as PRE-EXISTING ASSIGNED CONTRACTS AND SHALL NOT BE ASSIGNED TO OR ASSUMED BY PURCHASER AS PART OF THE TRANSACTIONS.

     "PRESCRIBERS" shall mean healthcare institutions, hospitals, outpatient surgery centers and clinics, as well as individual office-based primary care physicians (i.e., internists, family practitioners and general practitioners), other specialists, health care professionals or para-professionals legally authorized to write prescriptions for pharmaceutical products located in the Territory pursuant to applicable Law.

     "PRODUCT" means, the 30 mg, 60 mg, 90 mg and 120 mg finished dosage strengths of the once-daily oral dosage microparticulate formulation developed by Elan containing the active drug substance morphine and its salts as its primary active ingredient currently marketed by Seller as Avinza(R), and such other dosage strengths thereof, any reformulations or derivations of the same (whether or not utilizing the Product Patent Rights) and any other product sold or distributed under the Product Marks.

     "PRODUCT CALL" shall mean an in person, face-to-face contact by a sales Representative with a Prescriber in the Territory during which time the promotional message involving the Product is presented in the first, second or third position.

     "PRODUCT COPYRIGHTS" means any and all copyrights owned, licensed, Controlled or otherwise utilized by Seller primarily or exclusively related to the Product Line Business, Product Trade Dress, Product Mark(s), and/or Promotional Materials.

     "PRODUCT DOMAIN NAMES" means the domain names and web sites (including source code and layout) owned, licensed, Controlled or otherwise utilized by Seller which primarily or exclusively utilize the Product Mark(s) as identified on SCHEDULE 1.1(E) hereto.

     "PRODUCT EMPLOYEE" means those employees set forth on SCHEDULE 9.1(A)(1) hereto.

     "PRODUCT EQUIPMENT" means the manufacturing tools and test equipment owned by Seller and used primarily or exclusively to manufacture the Product identified on SCHEDULE 1.1(F) hereto.

     "PRODUCT INTELLECTUAL PROPERTY" means the Product Patent Rights, Product Copyrights, Product Know-How, Product Marks, and Product Trade Dress, in each case relating to the Territory, and the Product Domain Names worldwide.

     "PRODUCT INVENTORY DATA" has the meaning set forth in SECTION 6.1.

     "PRODUCT KNOW-HOW" means as owned, licensed or Controlled by Seller and primarily or exclusively related to the Product Line Business or Product, the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, systems, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such know-how which is or becomes the subject of a Patent.

     "PRODUCT LICENSE AND SUPPLY AGREEMENT" means the Amended and Restated License and Supply Agreement, dated as of November 12, 2002, by and between Seller, Elan and Elan Management Limited, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as EXHIBIT L.

     "PRODUCT LICENSE AND SUPPLY AGREEMENT ASSIGNMENT" means the Assignment and Assumption of Contract with respect to the Product License and Supply Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT C.

     "PRODUCT LINE BUSINESS" has the meaning set forth in the first Recital to this Agreement.

     "PRODUCT MARK(S)" means the Trademark "Avinza(R)" and/or such other Trademark(s) as registered with the PTO or other equivalent Governmental Authority, which are owned, licensed, Controlled or otherwise utilized by Seller and/or its Affiliates in the Territory to identify the Product in the Territory which are identified on SCHEDULE 1.1(G) hereto, including without limitation, any and all right, title and interest of Seller in and to such Trademarks outside the Territory (if and to the extent Seller has any such rights, title or interests).

     "PRODUCT PATENT RIGHTS" means the Patents licensed by Seller pursuant to the Product License and Supply Agreement, which are identified on SCHEDULE 1.1(K) hereto.

     "PRODUCT RECORDS" means, in whatever medium (e.g., audio, visual, print or electronic) relating to the Product or the Product Line Business: (a) any and all data and correspondence supporting and/or utilized or made in connection with obtaining and/or maintaining any of the Registrations and/or the drug master file for the Product, (b) raw and/or analysis data for pivotal trials and integrated summaries (ISE/ISS) and all bio-analytical data in SAS transport, PC SAS Version 6.06, or above, or other agreed format, (c) all clinical data (phase I - IV), (d) all data from ongoing development of the compound utilized in the Product (including marketing studies), (e) programs (analysis, reports and supporting documentation) for trials for which data is provided, (f) copies of SAS libraries (with non-exclusive rights to use same) from Seller's analysis programs relating to the Product, and (g) all books and records owned by Seller relating to the Product (which shall be copies to the extent not exclusive to the Product), including copies of all customer and supplier lists, account lists, call data, sales history, call notes, research data, marketing studies, consultant reports, physician databases, and correspondence (including invoices) with respect to the Product, and all complaint files and adverse event reports and files, and (h) copies of all data and information in the possession of Seller relating to the activities of Organon and/or IHS or other entity providing support services to Seller which relate to the Product, including for commercial rebates, discounts, administrative fees, chargebacks and/or Government Rebates; PROVIDED, HOWEVER, that (i) in each case, Seller may exclude any Excluded Intellectual Property contained therein, (ii) Seller may retain: (A) a copy of any such books and records to the extent necessary for Tax, accounting, litigation or other valid business purposes other than the conduct of any business competitive with the Product or the Product Line Business, (B) a copy of all such books and records which relate to the Excluded Assets, and (C) all books, documents, records and files (1) prepared in connection with the Transactions, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Product Line Business, or (2) maintained by Seller and/or its Representatives, agents or licensees in connection with their respective Tax, legal, regulatory or reporting requirements other than those relating to the Product or the Product Line Business, (iii) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded except to the extent relating to the Product or the Product Line Business, and (iv) Seller shall be entitled to redact from any such books and records any information that does not relate to the Product or Product Line Business.

     "PRODUCT TRADE DRESS" means the trade dress, package designs, product inserts, labels, logos and associated artwork owned by, licensed to or otherwise held by Seller and used primarily or exclusively in connection with the Product, Product Line Business or the packaging therefor, including without limitation that which is identified on SCHEDULE 1.1(H) hereto, but specifically excluding all Seller Brands used thereon other than the Product Marks.

     "PROMOTIONAL MATERIALS" means the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays) and videos, including materials containing post-marketing clinical data, if any, used primarily or exclusively for the commercialization of the Product in the Territory by Seller (including Distribution and sales promotion information, market research studies and toll-free telephone numbers) identified on SCHEDULE 1.1(I) hereto.

     "PROXY STATEMENT" has the meaning set forth in SECTION 6.6(A).

     "PTO" means the United States Patent and Trademark Office.

     "PURCHASE PRICE" has the meaning set forth in SECTION 2.6.

     "PURCHASE PRICE BANK ACCOUNT" means a bank account in the United States to be designated by Seller in a written notice to Purchaser at least three (3) Business Days before the Closing.

     "PURCHASED ASSETS" means, together, the King Purchased Assets and the King R&D Purchased Assets.

     "PURCHASER" has the meaning set forth in the Preamble of this Agreement.

     "QUALITY AGREEMENT FOR AVINZA(R)" means the Quality Agreement for Avinza(R) dated April 10, 2006, by and between Seller and Cardinal, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as EXHIBIT P.

     "QUALITY AGREEMENT FOR AVINZA(R) ASSIGNMENT" means the Assignment and Assumption of Contract with respect to the Quality Agreement for Avinza(R), in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT G.

     "REBATE TAIL PERIOD" has the meaning set forth in SECTION 8.4(B)(I).

     "REGISTRATIONS" means the regulatory approvals, authorizations, licenses, applications, rights of reference, permits, INDs, NDAs and other permissions held by Seller relating primarily or exclusively to the Product in the Territory and/or Product Line Business issued by Governmental Authorities in the Territory to Seller as set forth on SCHEDULE 1.1(J) hereto.

     "REPRESENTATIVES" means, with respect to any Person, the directors, managers, employees, independent contractors, agents or consultants of such Person.

     "REQUIRED SELLER STOCKHOLDERS" means the approval of the holders of a majority of the outstanding shares of Seller's common stock.

     "RETAIL ESCROW ACCOUNT" has the meaning set forth in SECTION 2.8(C)(II).

     "RETAIL ESCROW AMOUNT" has the meaning set forth in SECTION 2.8(C)(II).

     "RETAIL INVENTORY VALUE DIFFERENCE" has the meaning set forth in SCHEDULE 2.8(B).

     "RETAIL INVENTORY VALUE STATEMENT" has the meaning set forth in SECTION 2.8(D).

     "RETAIL TARGET" has the meaning set forth in SCHEDULE 2.8(B).

     "ROYALTIES" has the meaning set forth in SCHEDULE 2.6.

     "ROYALTY TERM" means that period of time (a) beginning on later of January 1, 2007 and the Closing Date, and (b) ending on November 25, 2017.

     "SEC" means the United States Securities and Exchange Commission.

     "SECOND SOURCE SUPPLY AGREEMENT" means that certain Manufacturing and Packaging Agreement, dated as of February 13, 2004, between Seller and Cardinal, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as EXHIBIT M.

     "SECOND SOURCE SUPPLY AGREEMENT ASSIGNMENT" means the Assignment and Assumption of Contract with respect to the Second Source Supply Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT D. "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SELLER" has the meaning set forth in the Preamble of this Agreement.

     "SELLER BRANDS" means all Trademarks, housemarks, tradenames, and trade dress owned, licensed, Controlled or used by Seller, whether or not registered, including the name "Ligand", other than the Product Marks.

     "SELLER DISCLOSURE SCHEDULE" means the disclosure schedules delivered by Seller to Purchaser in connection with this Agreement (it being expressly agreed that disclosure of any item or matter under any Section or subsection in such Seller Disclosure Schedule, or in attachments thereto, and documents referred to therein, shall be deemed disclosure for all purposes of ARTICLE IV).

     "SELLER PLAN" means all Plans under which any current or former Product Employee has accrued any benefit or right whatsoever maintained by, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or as to which Seller or any of its ERISA Affiliates has any Liability.

     "SELLER RECOMMENDATION" means the recommendation of the board of directors of Seller that the board of directors of Seller has determined that the Transactions are fair to and in the best interests of Seller's stockholders.

     "SELLER STOCKHOLDERS' MEETING" has the meaning set forth in SECTION 6.6(C).

     "SELLER'S SEC FILINGS" means all forms, reports and other documents required to be filed by Seller under the Securities Act or Exchange Act, as the case may be since and including January 1, 2004.

     "SKU" means stock keeping unit.

     "SUBSIDIARY" means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.

     "SUPERIOR PROPOSAL" means an Acquisition Proposal, which (a) in the good faith judgment of the board of directors of Seller (after considering the advice of its financial advisors and outside legal counsel) would if consummated result in a transaction that (i) if for the Product, is more favorable to Seller than the Transactions, or (ii) if for equity interests in Seller or substantially all of the Assets of Seller, including the Product, is more favorable, taken as a whole, to Seller's stockholders than the Transactions, and the board of directors of Seller intends to terminate this Agreement in connection with such determination, or (b) does not require termination of this Agreement or any of the Other Agreements as a condition to consummation of such Acquisition Proposal.

     "TAX" or "TAXES" means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any Liability for Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise.

     "TAX RETURN" means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

     "TECHNICAL AGREEMENT AVINZA(R)" means the Technical Agreement Avinza(R) dated June 10, 2003, by and between Seller and Elan Holdings, Incorporated, as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as EXHIBIT O.

     "TECHNICAL AGREEMENT AVINZA(R) ASSIGNMENT" means the Assignment and Assumption of Contract with respect to the Technical Agreement Avinza(R), in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT F.

     "TERMINATION AND RETURN OF RIGHTS AGREEMENT" means the Termination and Return of Rights Agreement, dated as of January 1, 2006, by and between Seller and Organon USA Inc., as amended and supplemented from time to time prior to the Closing Date, which is attached hereto as EXHIBIT N.

     "TERMINATION AND RETURN OF RIGHTS AGREEMENT ASSIGNMENT" means the Assignment and Assumption of Contract with respect to the Termination and Return of Rights Agreement, in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT E.

     "TERMINATION FEE" has the meaning set forth in SECTION 11.2(B).

     "TERRITORY" means the United States of America and its territories and Canada.

     "TRADEMARK" means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

     "TRANSACTIONS" means the transactions contemplated by this Agreement.

     "TRANSFER TAXES" means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

     "TRANSITION SERVICES AGREEMENT" means that certain Transition Services Agreement, dated as of the date hereof, between Seller and Purchaser, in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT H.

     "WHOLESALE TARGET" has the meaning set forth in and calculated pursuant to
SCHEDULE 2.8(B)(I).

     1.2  OTHER DEFINITIONAL PROVISIONS.

          (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (b) The words "hereof," "herein," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (c) The terms defined in the singular has a comparable meaning when used in the plural, and vice versa.

          (d) Words of one gender include the other gender.

          (e) References to a Person are also to its successors and permitted assigns. (f) The term "dollars" and "$" means United States dollars.

          (g) The word "including" means "including without limitation" and the words "include" and "includes" have corresponding meanings.

                                   ARTICLE II
                                PURCHASE AND SALE

     2.1 TRANSFER OF PURCHASED ASSETS. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price, Seller will sell, convey, transfer, assign and deliver to King, and King will purchase, take delivery of and acquire from Seller, all of Seller's right, title and interest in and to the King Purchased Assets, and Seller will sell, convey, transfer, assign and deliver to King R&D, and King R&D will purchase, take delivery of and acquire from Seller, all of Seller's right, title and interest in and to the King R&D Purchased Assets.

     2.2 EXCLUDED ASSETS. The Parties acknowledge and agree that Seller is not selling, conveying, transferring, delivering or assigning any rights whatsoever to the Excluded Assets to

Purchaser, and Purchaser is not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from Seller. Without limiting the foregoing:

          (a) Purchaser expressly acknowledges it is not acquiring any rights whatsoever to the Excluded Intellectual Property, including the Seller Brands thereof and any other logos or Trademarks of Seller not included in the Product Intellectual Property, and

          (b) Purchaser expressly acknowledges it is not acquiring any rights whatsoever to any accounts receivable (including any payments received with respect thereto on or after the Closing, unpaid interest accrued on any such accounts receivable and any security or collateral related thereto) arising from sales of the Product on or prior to the Closing Date (collectively, the "ACCOUNTS RECEIVABLE").

     2.3 ASSUMED LIABILITIES. As of the Effective Time, Purchaser shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities (collectively, the "ASSUMED LIABILITIES"):

          (a) any Liability arising after the Effective Time under any Assigned Contract; PROVIDED that, for the avoidance of doubt, to the extent Seller has not made all or any portion of the Forty Seven Million Seven Hundred Fifty Thousand Dollar ($47,750,000) early termination payment to be made pursuant to
Section 3(c) of the Termination and Return of Rights Agreement prior to the Effective Time, any and all such unpaid amounts (excluding any penalty amounts, interest or other amounts due thereon for Seller's failure to pay such amounts prior to the Effective Time) shall constitute an Assumed Liability;

          (b) any Liability in respect of Hired Employees arising after Purchaser's employment of Hired Employees, except to the extent that the same constitute Excluded Liabilities or as otherwise provided in ARTICLE IX to be retained by Seller; and

          (c) any other Liability, if any, specifically and to the extent set forth on SCHEDULE 2.3 hereto.

For avoidance of doubt, nothing in this SECTION 2.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Purchaser as they may occur and/or exist after the Effective Time solely by virtue of Purchaser's ownership of the Purchased Assets or operation of the Product Line Business, but rather, this SECTION 2.3 is solely intended to identify and provide for the assumption by Purchaser of those Liabilities of Seller that are specifically assumed by Purchaser hereunder and which, but for such assumption, would remain Liabilities of Seller.

     2.4 EXCLUDED LIABILITIES. Seller shall retain and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for (i) any Liability of Seller for Taxes (except as otherwise provided in SECTION 8.8(A) with respect to Transfer Taxes), (ii) any penalties or interest resulting from failure to timely pay amounts due under any Assigned Contracts to the extent relating to any time prior to the Effective Time, and (iii) any and all Liabilities other than the Assumed Liabilities (the "EXCLUDED LIABILITIES").

     2.5 SELLER TO OBTAIN CONSENT OF THIRD PARTIES. On the Closing Date, Seller shall assign to Purchaser, and Purchaser will assume, the Assigned Contracts (to the extent provided in this Agreement), in each case to the extent permitted by, and in accordance with, applicable Law. Seller shall, at its sole cost and expense, use commercially reasonable efforts to obtain the consent of any third party (in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT K) required under any Assigned Contract to the assignment by Seller to Purchaser of the applicable Assigned Contract. Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Effective Time, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assigned Contract. In order, however, to provide Purchaser the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence as soon as practicable after the Effective Time, Seller shall, at its sole cost and expense, after the Closing, use commercially reasonable efforts to obtain those consents from any Persons (in the form which shall be mutually agreed by the Parties and then attached hereto as EXHIBIT K) not obtained prior to the Effective Time necessary to effectuate the assignment of any Assigned Contracts. Purchaser shall reasonably cooperate with Seller at Purchaser's sole cost and expense in connection with such undertaking of Seller and Seller shall keep Purchaser fully informed in a timely manner as to all developments regarding the same, including promptly providing Purchaser with copies of all material correspondence, drafts and other material communications regarding same.

Notwithstanding the foregoing prior to Closing Purchaser shall use its best efforts to enter into its own contracts with ICS and Stericycle (formerly Universal Solutions International Inc.) regarding Purchaser's conduct of the Product Line Business following Closing.

     2.6 PURCHASE PRICE. In addition to any other amounts due hereunder (including, without limitation, the Royalties to be paid in accordance with SCHEDULE 2.6), in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets under ARTICLE II, Purchaser shall, upon the Closing, assume the Assumed Liabilities and subject to the terms and conditions hereof pay to Seller, by wire transfer of immediately available funds directly to an account designated by Seller, the aggregate of the following amounts, subject to the adjustments set forth in SECTION 2.8 (as adjusted, the "PURCHASE PRICE"):

          (a) Two Hundred Sixty-Five Million Dollars ($265,000,000); PLUS

          (b) to the extent paid to Organon by Seller prior to Closing, reimbursement for up to Forty Seven Million Seven Hundred Fifty Thousand Dollars ($47,750,000) in early termination payments made pursuant to Section 3(c) of the Termination and Return of Rights Agreement.

Payment of the Purchase Price at Closing shall be subject to reduction for any amounts required to be withheld in escrow pursuant to SECTION 2.8, SECTION 2.9 and any other credits due to Purchaser under the terms of this Agreement.

     2.7  PURCHASE PRICE ALLOCATION.

          (a) Subject to the adjustments described in SECTION 2.8, any payments or other amounts that are required to be treated as part of the Purchase Price for federal income tax purposes shall be allocated among the Purchased Assets as set forth on SCHEDULE 2.7 (the "ALLOCATION SCHEDULE").

          (b) Within fifteen (15) days after the final determination of the Retail Inventory Value Statement pursuant to SECTION 2.8, Purchaser shall prepare and deliver to Seller, an amended Allocation Schedule (the "FINAL ALLOCATION") that reflects the Retail Inventory Value Statement and any resulting adjustments in the allocation of the payments or other amounts treated under the Allocation Schedule pursuant to SECTION 2.7(A).

          (c) The Allocation Schedule and Final Allocation shall each be prepared based on independent third party valuation and in accordance with GAAP. In accordance with Section 1060 of the Code and the Treasury Regulations thereunder, Purchaser and Seller agree, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, to be bound by the Final Allocation, to file all Tax Returns (including IRS Form 8594 and any supplemental or amended IRS Form 8594, each of which IRS Form 8594 shall be prepared by Purchaser and provided to Seller) in accordance with the Final Allocation, and not to take any position inconsistent with the Final Allocation in the course of any audit, examination, other administrative or judicial proceeding.

     2.8  INVENTORY VALUE ADJUSTMENTS.

          (a) On the Closing Date, Seller shall provide Purchaser with a report based on Product Inventory Data provided by Seller in accordance with this Agreement setting forth (i) the calculated amounts for each of the items enumerated on SCHEDULE 2.8(B) together with all supporting data used to calculate same, (ii) whether, and the extent to which, the Wholesale Target and the Retail Target have been met, and (iii) Seller's out-of-pocket cost (without markup) paid as purchase price to Elan and/or Cardinal between the Execution Date and the Effective Time for finished Product. The foregoing report shall be accompanied by a written certification of the CFO of Seller as to the good faith completeness and accuracy of such report.

          (b) If, at Closing, the Wholesale Target (as adjusted to allow Seller a credit against the Wholesale Target for Seller's out-of-pocket cost (without markup) paid as purchase price to Elan and/or Cardinal between the Execution Date and the Effective Time for the finished Product) has not been achieved, the Purchase Price shall be adjusted downward by the Excess Wholesale Inventory Value.

          (c) If, at Closing, the Retail Target has not been achieved, then for each One Dollar ($1.00) of Retail Inventory Value Difference up to and including Ten Million Dollars ($10,000,000), the Purchase Price shall be adjusted downward by One Dollar ($1.00), and in addition:

               (i) if Retail Inventory Value Difference is greater than Ten Million Dollars ($10,000,000), then for each One Dollar ($1.00) of Retail Inventory Value Difference in excess of Ten Million Dollars ($10,000,000), the Purchase Price shall be adjusted downward by Fifty Cents ($0.50); or

               (ii) if Retail Inventory Value Difference is less than Ten Million Dollars ($10,000,000), then the difference between Retail Inventory Value Difference and Ten Million Dollars ($10,000,000) (the "RETAIL ESCROW AMOUNT") shall be withheld from Purchase Price paid at Closing and delivered to the Escrow Agent for deposit into a separate escrow account (the "RETAIL ESCROW ACCOUNT"), and held pursuant to the provisions of the Escrow Agreement.

          (d) As promptly as practicable, but in any event not later than thirty
(30) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement calculating the Retail Inventory Value Difference (the "RETAIL INVENTORY VALUE STATEMENT"). During the thirty (30) day period immediately following Seller's receipt of the Retail Inventory Value Statement, Seller and Purchaser shall each review the Product Inventory Data to evaluate the Retail Inventory Value Statement. The Retail Inventory Value Statement shall become final and binding upon Purchaser and Seller at the end of such thirty (30) day period, unless Seller objects to the Retail Inventory Value Statement, in which case it shall send written notice (the "NOTICE OF OBJECTION") to Purchaser within such period, setting forth in specific detail the basis for its objection and Seller's proposal for any adjustments to the Retail Inventory Value Statement. If a timely Notice of Objection is received by Purchaser, then the Retail Inventory Value Statement shall become final and binding (except as provided below with respect to resolution of disputes) on Seller and Purchaser on the first to occur of (i) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Objection, or (ii) the date all matters in dispute are finally resolved in writing by the Accountants, in each case as provided below. Seller and Purchaser shall seek in good faith to reach agreement with respect to any such proposed adjustment or that no such adjustment is necessary within twenty (20) days following Purchaser's receipt of the Notice of Objection. If agreement is reached in writing within such twenty (20) day period as to all proposed adjustments, or that no adjustments are necessary, Purchaser shall revise the Retail Inventory Value Statement accordingly. If Seller and Purchaser are unable to reach agreement within twenty (20) days following receipt of the Notice of Objection, then the Accountants shall be engaged at that time to review the Retail Inventory Value Statement, and shall make a determination as to the resolution of any adjustments. The determination of the Accountants shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Seller and Purchaser and Purchaser shall revise the Retail Inventory Value Statement accordingly. The Parties agree that judgment may be entered on such determination in any court having jurisdiction. Seller, on the one hand, and Purchaser, on the other hand, shall each pay one-half of the cost of the Accountants.

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

          (e) Within three (3) Business Days after the date on which the Retail Inventory Value Statement becomes final and binding on Seller and Purchaser pursuant to SECTION 2.8(D), then:

               (i) To the extent the Retail Inventory Value Statement (as final and binding on the Parties in accordance with SECTION 2.8(D)) provides that Seller owes a payment to Purchaser, Seller shall pay Purchaser an amount equal to the amount due as follows:

                    (A) first, amounts contained in the Retail Escrow Account up to and including the amount due shall be paid to Purchaser pursuant to the terms of the Retail Escrow Agreement; and

                    (B) second, to the extent such amounts held in the Retail Escrow Account are insufficient to satisfy in full such amounts due, Seller shall pay to Purchaser an amount equal to the remaining amounts due which have not been paid to Purchaser from the Retail Escrow Account; or

               (ii) To the extent the Retail Inventory Value Statement (as final and binding on the Parties in accordance with SECTION 2.8(D)) provides that Purchaser owes a payment to Seller, Purchaser shall pay Seller such amount due (exclusive of the return of funds in the Retail Escrow Account pursuant to SECTION 2.8(E)(III)); and

               (iii) All amounts remaining in the Retail Escrow Account (after giving effect to SECTION 2.8(E)(I), if applicable), if any, shall be paid to Seller pursuant to the terms of the Retail Escrow Agreement.

     2.9 ESCROW. At the Closing, Purchaser shall, in addition to any other reductions to the Purchase Price paid at Closing to be made pursuant to this
ARTICLE II, if any, withhold Fifteen Million Dollars ($15,000,000) (the "ESCROW AMOUNT") from the Purchase Price paid at Closing, which Escrow Amount shall be delivered to the Escrow Agent for deposit into a separate escrow account (the "ESCROW ACCOUNT"). The Escrow Amount shall be held pursuant to the provisions of Escrow Agreement. The Escrow Amount will be available to compensate Purchaser for Losses as provided in ARTICLE X, subject to the terms, conditions and limitations in the Escrow Agreement. On the six (6)-month anniversary of the Closing Date, Seven Million Five-Hundred Thousand Dollars ($7,500,000) (or such lesser amount then remaining in the Escrow Account) shall be released from the Escrow Account to Seller, PROVIDED that, if any good faith claims for indemnification by Purchaser have been made pursuant to this Agreement and remain unresolved at such time and an amount equal to such unresolved good faith claims would not remain in the Escrow Account following such release from the Escrow Account, an amount equal to such good faith claims shall remain in the Escrow Account and all other amounts in the Escrow Account at such time, up to a maximum of Seven Million Five-Hundred Thousand Dollars ($7,500,000), shall be released from the Escrow Account to Seller. On the one (1)-year anniversary of the Closing Date, all amounts then remaining in the Escrow Account shall be released from the Escrow Account to Seller, PROVIDED that, if any good faith claims for indemnification by Purchaser have been made pursuant to this Agreement and remain unresolved at such time, an amount equal to such good faith claims shall remain in the Escrow Account and all other amounts in the Escrow Account at such time shall be released from the Escrow Account to

Seller. If any amounts remain in the Escrow Account after the one (1)-year anniversary of the Closing Date in order to satisfy unresolved good faith claims for indemnification made by Purchaser pursuant to this Agreement, any and all such amounts remaining in the Escrow Account following the resolution of such claims, if any, shall be promptly released to Seller.

     2.10 RISK OF LOSS. Until the delivery to Purchaser pursuant to this Agreement, following the Effective Time, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller. As of the Effective Time, title to the Purchased Assets shall be transferred to Purchaser. After the delivery to Purchaser pursuant to SECTION 3.2(A)(I) following the Effective Time, Purchaser shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

                                  ARTICLE III
                                    CLOSING

     3.1 CLOSING. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date following the satisfaction or waiver of all of the conditions set forth in ARTICLE VII, which shall be specified by Purchaser and be, if such conditions have been satisfied by such time, no later than December 31, 2006, such date (the "CLOSING DATE") and take place through facsimile exchange of signature pages together with email exchange of electronic files in Adobe(R) PDF file format containing copies of the executed documents, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in SECTION 3.2. The Closing shall be deemed to have occurred at 11:59 p.m. eastern time on such day on which the Closing occurs (the "EFFECTIVE TIME").

     3.2 TRANSACTIONS AT CLOSING. At the Closing, subject to the terms and conditions hereof:

          (a) SELLER'S ACTIONS AND DELIVERIES. Seller shall deliver or cause to be delivered to Purchaser:

               (i) the Inventory (which shall be delivered at the facilities of ICS, Mallinckrodt, Elan, and/or Cardinal, as the case may be);

               (ii) the forms of all of the Other Agreements have been mutually agreed by the Parties and attached to this Agreement as the appropriate Exhibits;

               (iii) executed counterparts of each of the Other Agreements to which it is a party;

               (iv) a letter from Seller to the FDA, duly executed by Seller, transferring the rights to the Registrations to Purchaser, in form and substance reasonably satisfactory to Purchaser, set forth on SCHEDULE 3.2(A)(IV) hereto;

               (v) a certificate of a duly authorized officer of Seller certifying as to the matters set forth in SECTIONS 7.2(A) and (B);

               (vi) such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions, including, without limitation reasonably stored and organized Product Records;

               (vii) executed Consents to the Assignments in the forms that have been mutually agreed by the Parties with respect to each party set forth on SCHEDULE 2.5 hereto.

          (b) PURCHASER'S ACTIONS AND DELIVERIES. Purchaser shall deliver or cause to be delivered to Seller:

               (i) the Purchase Price (subject to adjustments and reductions as set forth in SECTION 2.6), by wire transfer of immediately available funds directly to the Purchase Price Bank Account designated by Seller;

               (ii) the forms of all of the Other Agreements have been mutually agreed by the Parties and attached to this Agreement as the appropriate Exhibits;

               (iii) executed counterparts of each of the Other Agreements to which it is a party;

               (iv) a letter from Purchaser to the FDA duly executed by Purchaser, assuming responsibility for Registrations from Seller, in form and substance reasonably satisfactory to Seller, as set forth on
          SCHEDULE 3.2(B)(IV);

               (v) a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in SECTIONS 7.3(A) and (B); and

               (vi) such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.



                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser, as of the Execution Date, as follows:

     4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all requisite corporate power and authority to own, lease and operate, as applicable, the Purchased Assets and to carry on the Product Line Business as presently conducted.

     4.2 DUE AUTHORIZATION. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other
Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been authorized by all requisite board and, only as of the Closing Date, all requisite stockholder action.

     4.3 NO CONFLICTS; ENFORCEABILITY. The execution, delivery and performance of this Agreement and the Other Agreements by Seller (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Seller or any Subsidiary of Seller, (b) assuming all of the consents, approvals, authorizations and permits described in SECTION 4.7 have been obtained and all the filings and notifications described in SECTION 4.7 have been made and any waiting periods thereunder have terminated or expired, except as would not reasonably be expected to have a Material Adverse Effect, do not conflict with or result in violation or breach of any Law applicable to Seller, and (c) except as set forth on SCHEDULE 4.3 of the Seller Disclosure Schedule, does not conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement, including without limitation any Assigned Contracts, or instrument binding on Seller prior to the Effective Time or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Seller is a party or by which Seller is bound or to which any of its Assets is subject. This Agreement and the Other Agreements have been duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors' rights generally.

     4.4 TITLE; ASSETS. Except as set forth on SCHEDULE 4.4 of the Seller Disclosure Schedule, Seller has good and valid title to the Purchased Assets, whether by ownership, leases, licenses or other instruments granting Seller the right to use the Purchased Assets, in each case free and clear of all Encumbrances other than the Permitted Encumbrances. Neither Seller nor any Affiliate of Seller has any right, title or interest in or to any product containing morphine or other opioid as an active pharmaceutical ingredient in any stage of development. Seller does not lease any manufacturing tools or test equipment utilized in the conduct of the Product Line Business. The Purchased Assets transferred to Purchaser pursuant to this Agreement constitute all assets necessary and sufficient for the conduct of the Product Line Business as has been conducted by Seller and as is presently conducted by Seller, other than permits issued by the U.S. Drug Enforcement Agency and controlled substances permits issued by State Governmental Authorities.

     4.5  INTELLECTUAL PROPERTY.

          (a) SCHEDULE 4.5(A) of the Seller Disclosure Schedule sets forth any and all Patents licensed, owned or Controlled by Seller (i) pursuant to the Product License and Supply Agreement, and/or (ii) relating to the Product or its use or manufacture.

          (b) Included in the Product Intellectual Property are all rights in and to any and all Intellectual Property necessary and sufficient for the conduct of the Product Line Business as has been conducted by Seller and as is presently conducted by Seller, and all such rights are included in the Purchased Assets transferred to Purchaser pursuant to this Agreement.

          (c) Except as set forth on SCHEDULE 4.5(C) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property necessary for the conduct of the Product Line Business is under the Control of Seller.

          (d) Except as set forth on SCHEDULE 4.5(D) of the Seller Disclosure Schedule, (i) to Seller's Knowledge the Product Intellectual Property is enforceable and valid and (ii) none of the Product Intellectual Property has been or is the subject of: (A) any pending adverse judgment, injunction, order, decree or agreement restricting (x) its use in connection with the Product or the Product Line Business or (y) assignment or license thereof by Seller; or (B) any threatened litigation or claim of infringement threatened or made, in each case made in writing or to Seller's Knowledge made otherwise; or (C) any pending litigation; or (D) any requests for royalty payments or offers for licenses to Intellectual Property which would relate to the Product or the Product Line Business, in each case made in writing or to Seller's Knowledge made otherwise; or (E) to Seller's Knowledge any discussions relating to any of the matters addressed by SECTIONS 4.5(D)(II)(B) or (D).

          (e) Except as set forth on SCHEDULE 4.5(E) of the Seller Disclosure Schedule, all Product Intellectual Property is under the Control of Seller.

          (f) Except as set forth on SCHEDULE 4.5(F) of the Seller Disclosure Schedule, (i) neither Seller nor any of its Affiliates has granted any licenses to the Product Intellectual Property to third parties; (ii) neither Seller nor any of its Affiliates, nor to Seller's Knowledge, any other Person, is party to any agreements with third parties that materially limit or restrict use of the Product Intellectual Property or require any payments for their use; and (iii) to Seller's Knowledge, no other Person has any joint ownership or royalty interest in the Product Intellectual Property.

          (g) Except as set forth on SCHEDULE 4.5(G) of the Seller Disclosure Schedule, (i) to Seller's Knowledge, the use or sale of the Product in the Territory, and the manufacture of the Product in the Territory or where manufactured by or behalf of Seller for use or sale in the Territory, does not and will not infringe any valid intellectual property right of any third party, and (ii) neither Seller nor any of its Affiliates has received written notice of a claim of any such infringement.

          (h) Seller has not received written notice of any misappropriation or infringement of, any of the Product Intellectual Property by any Person.

          (i) All issuance, renewal, maintenance and other payments that are or have become due with respect to the Product Intellectual Property have been timely paid by or on behalf of Seller, except as would not reasonably be expected to have a Material Adverse Effect.

          (j) To Seller's Knowledge, there are no actual or threatened inventorship challenges, interferences declared or assertions of invalidity with respect to any Patents included in the Product Intellectual Property.

          (k) (i) to Seller's Knowledge, the use of the Product Mark(s) in the Territory does not infringe any intellectual property right, including Trademark, of any third party, and (ii) neither Seller nor any of its Affiliates has received written notice of any such infringement claims.

          (l) Seller and its Affiliates have taken reasonable measures to maintain in confidence all Product Know-How, except as would not reasonably be expected to have a Material Adverse Effect.

          (m) To Seller's Knowledge, except as set forth on SCHEDULE 4.5(M) of the Seller Disclosure Schedule, no present or former employee or consultant of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in the Product Intellectual Property.

     4.6 LITIGATION. Except as set forth on SCHEDULE 4.6 of the Seller Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect or would prevent the consummation by Seller of the Transactions, as of the Execution Date, to Seller's Knowledge, there is no Action pending or threatened related to the Product, the Product Line Business or the Transactions.


     4.7 CONSENTS. Except for the Consents to Assignments required to be delivered by Seller to Purchaser pursuant to SECTION 7.2(C), the approval of the Required Seller Stockholders, any requisite filings under the HSR Act and the expiration or termination of the waiting period under the HSR Act, any other necessary premerger or competition filings, and all of the filings and other actions contemplated set forth on SCHEDULE 4.7 of the Seller Disclosure Schedule (including the letters to the FDA contemplated by SECTIONS 3.2(A)(IV) and 3.2(B)(IV), any applicable filings required under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of the Exchange, and as may be necessary as a result of any facts or circumstances relating solely to Purchaser), no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Seller to consummate the Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.8  TAXES.

          (a) There are no liens for Taxes (other than liens for current Taxes not yet due and payable) on the Purchased Assets or the Inventory.

          (b) Except as set forth on SCHEDULE 4.8, there are no ongoing or pending or, to Seller's Knowledge, threatened Actions or audits concerning any Tax Liability of Seller attributable to or associated with any of the Purchased Assets or the Product Line Business.

     4.9  EMPLOYEE MATTERS.

          (a) PLANS AND MATERIAL DOCUMENTS. SCHEDULE 4.9 of the Seller Disclosure Schedule lists all material Seller Plans. Seller has made available to Purchaser a true and complete copy of each Seller Plan.

          (b) COMPLIANCE. Each Seller Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Seller has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and Seller has no Knowledge of any material default or violation by any party to, any Seller Plan.

          (c) QUALIFICATION OF CERTAIN PLANS. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Seller Plan for which determination or opinion letters are currently available that the Seller Plan is so qualified and no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS to adversely affect the qualified status of any such Seller Plan or the exempt status of any such trust.

          (d) COLLECTIVE BARGAINING AGREEMENTS. With respect to Product Employees, (i) Seller is not a party to, or bound by, the terms of any collective bargaining agreement, and is under no obligation to collectively bargain with any labor organization as those terms are interpreted under the federal National Labor Relations Act, (ii) Seller has experienced no material labor difficulties during the last five (5) years, (iii) there are currently no labor disputes involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other forms or methods of interference with work or production, or any other concerted action by Product Employees, (iv) there is currently no existing or threatened grievance or other legal action arising out of any collective bargaining agreement or employment relationship of any kind or otherwise pending against Seller, and (v) there are currently no charges or proceedings before the National Labor Relations Board, or other governmental agency.

          (e) To Seller's Knowledge, all Product Employees are authorized to work in the United States under the Immigration Reform and Control Act of 1986, 8 U.S.C. ss. 1324a, et seq.

          (f) To Seller's Knowledge, no Product Employee intends to terminate his or her employment with Seller,

          (g) To Seller's Knowledge, (i) there are no pending or threatened Actions (including unfair labor practice and wage/hour charges) by any Product Employee against Seller, and (ii) none of the Product Employees have been the subject of any such actual or threatened proceedings within the past two (2) years, except as set forth on SCHEDULE 4.9(G) of the Seller Disclosure Schedule.

     4.10 COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.10 of the Seller Disclosure Schedule:

          (a) all Registrations employed in the Product Line Business or necessary to the ongoing conduct of (i) the Product Line Business, or (ii) to Seller's Knowledge, the manufacture or supply of the Product for sale in the Territory, are in full force and effect;

          (b) except as set forth under SCHEDULE 4.10(C) of the Seller Disclosure Schedule, Seller and its conduct of the Product Line Business are in material compliance with all applicable Laws relating to the Product and the Purchased Assets; and

          (c) to Seller's Knowledge, no circumstances presently exist which would reasonably be expected to lead to any loss of or refusal to renew any Registrations employed in the Product Line Business.

     4.11  REGULATORY MATTERS.

          (a) All existing Registrations held by Seller as of the date of this Agreement are set forth in SCHEDULE 1.1(J). Seller is the sole and exclusive owner of the Registrations.

          (b) To Seller's Knowledge, the Distribution of the Product by Seller in the Territory has been conducted in material compliance with the Registrations and all applicable Laws, including the Act and the PDM Act.

          (c) Except as set forth in SCHEDULE 4.11(C) of the Seller Disclosure Schedule, Seller has not received any written or, to Seller's Knowledge, other notice of proceedings from a Governmental Authority alleging that the Product or any of the Purchased Assets or the ownership, manufacturing, operation, storage, Distribution, warehousing, packaging, labeling, handling and/or testing thereof is in material violation of any applicable Law.

          (d) Seller has completed and filed all annual or other reports required by the FDA in order to maintain the Registrations to the extent required under the Product License and Supply Agreement.

     4.12  GOVERNMENT PRODUCT CONTRACTS; LIABILITY FOR COST AND PRICING DATA.

          (a) Seller has made available to Purchaser true and correct copies of all Government Product Contracts; PROVIDED that such copies may have been redacted to prevent disclosure of information not related to the Product.

          (b) Seller has made available to Purchaser true and correct copies of Seller's Non-FAMP calculations and submissions, with all supporting data, for the two (2) most recent calendar quarters, as well as Seller's annual Federal Ceiling Price ("FCP") calculation and submission for the FCP currently in effect, with all supporting data.

          (c) Seller has made available to Purchaser the FCP for Product on Seller's FSS Contract.

          (d) To Seller's Knowledge, there exists no claim for Liability against Seller by any Governmental Authority as a result of incomplete or Product-related defective pricing data submitted to any Governmental Authority.

          (e) Seller has made available to Purchaser all AMP and Best Price related submissions regarding sales of the Product during the period since the launch of the Product as submitted to the Centers for Medicare and Medicaid Services.

     4.13 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Seller's SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in such filings and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in such filings), and each, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect).

     4.14 WARRANTIES. Except as set forth on SCHEDULE 4.14 of the Seller Disclosure Schedule, Seller has not made any warranties to its customers with respect to the quality or absence of defects of the Products which it has sold or have been sold on its behalf which are in force as of the date hereof or with respect to which claims are outstanding as of the date hereof. To Seller's Knowledge, there are no claims pending, or threatened against Seller with respect to the quality of, or existence of defects in, any such Products and, to the Knowledge of Seller, there is no legitimate basis for any such claim. Seller has made available to Purchaser information which is accurate in all material respects, regarding all returns of defective or expired Products (other than Products damaged in transit), and all credits and allowances for such defective or expired products given or promised to customers during said period. Seller has not paid or been required to pay or received a request or demand for payment of any direct, incidental or consequential damages to any Person in connection with any of such Products, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

     4.15 BROKERS, ETC. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller, except for UBS Securities LLC, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

     4.16 INVENTORY AND EQUIPMENT. To Seller's Knowledge, (i) the Product Equipment and Inventory are free from material defects, and (ii) the Inventory is useable, saleable and merchantable in all material respects.

     4.17  CONTRACTS.

          (a) Other than the Pre-Existing Assigned Contracts, except as set forth on SCHEDULE 4.17(A) of the Seller Disclosure Schedule, Seller is not a party to or bound by any material Contract that is used primarily in or is necessary to the operation or conduct of the Product Line Business.

          (b) Except as set forth in SCHEDULE 4.17(B) of the Seller Disclosure Schedule,

                  (i)   all Pre-Existing Assigned Contracts listed in
SCHEDULE 1.1(B) are valid and binding on Seller and, to Seller's Knowledge, are valid and binding on the other party or parties thereto and in full force and effect;

                  (ii) Seller has performed all material obligations required to be performed by it to date under the Pre-Existing Assigned Contracts;

                  (iii) Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder;

                  (iv) to Seller's Knowledge, no third party to any Pre-Existing Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder; and

                  (v) Complete and correct copies of all Pre-Existing Assigned Contracts listed in SCHEDULE 1.1(B), together with all modifications and amendments thereto and material correspondence related thereto, have been made available to Purchaser.

          (c) With respect to those Assigned Contracts which Seller does not deliver to Purchaser on or before Closing the written consent of the parties to such Assigned Contracts regarding the assignment to Purchaser, (i) the assignment of such Assigned Contracts to Purchaser as contemplated by the Transactions (X) is permitted under applicable Law, (Y) shall not constitute a default or breach of under such Assigned Contracts, and (ii) Seller has all rights and consents necessary to effect such assignment to Purchaser as contemplated by the Transactions, and (iii) upon such assignment to Purchaser, Purchaser shall have all rights necessary to exercise and enforce its rights (as assignee) under such Assigned Contracts and to require performance of the other parties to such Assigned Contracts.

     4.18 PRODUCT LIABILITY; DISTRIBUTORS; RECALLS. To Seller's Knowledge there is no (X) fact relating to the Product that may impose upon the Seller a duty to recall the Product or to warn customers of a defect therein, or (Y) latent or overt design, manufacturing or other defect in any Product. Except as set forth on SCHEDULE 4.18 of the Seller Disclosure Schedule, Seller has not granted rights to any third party nor appointed any third party as a licensee, distributor or subdistributor of the Product. To Seller's Knowledge, (i) there have been no recalls ordered by any Governmental Authority with respect to the Product being sold by or on behalf of Seller and (ii) each of the third parties appointed by Seller as a licensee, distributor or subdistributor of the Product identified on SCHEDULE 4.18, if any, to Seller's Knowledge, have obtained all approvals and clearances necessary in order to market the Product in any and all geographic areas in which they are marketed by or on behalf of Seller.

     4.19 PRODUCT TREATMENTS; PRODUCT RETURNS; EXPORTING AND MANUFACTURING. Except as set forth on SCHEDULE 4.19, Seller has not offered any promotional allowance (including, without limitation, any coupon programs and co-pay assistance programs) to any customer nor has Seller or its agents provided any customer-specific packaging or value added services (other than displays) with respect to the Products. Seller has processed all material returns or requests for returns of the Products of which Seller is aware. Seller's returns policy in effect prior to Closing and during the one (1) year period prior to the Execution Date is attached hereto as SCHEDULE

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
4.19 of the Seller Disclosure Schedule. During the one (1) year period prior to the Execution Date, (i) Seller has processed returns consistent with the foregoing returns policy, and (ii) except as would not reasonably be expected to have a Material Adverse Effect, (A) Seller has not refused to accept returns of any Products and (B) no disputes arose with any customer of Seller regarding any attempted return to Seller of any Product sold by Seller. During the one (1) year period prior to the Execution Date, no customer of Seller has refused to accept further shipments of the Products. Seller does not have outstanding any authorization to any of its customers to destroy any of the Products in lieu of returning such product. Except as set forth on SCHEDULE 4.19 of the Seller Disclosure Schedule, the Seller has not engaged in (i) any exporting or manufacturing activities of or relating to any Product or the Product Line Business, or (ii) Product Line Business activities in Canada.

     4.20 CUSTOMERS, SUPPLIERS AND THIRD PARTY SERVICE PROVIDERS. Prior to the Execution Date, Seller has provided Purchaser with a list of Seller's top ten
(10) customers by total sales of the Product for each of the three (3) most recent calendar years (the "CUSTOMERS"). For purposes of this SECTION 4.20, "Customer" shall mean any entity contracting with Seller to purchase the Product whether through written contract and without regard to the end user of the goods in question. Since January 1, 2006, no supplier or third party service provider of Seller providing goods or services to the Product Line Business has indicated that it shall stop, or materially decrease the rate of, providing materials, products or services to Seller.

     4.21 MEDICAL INFORMATION. Prior to the date hereof, Seller has provided Purchaser with access to (a) a list of all serious adverse event reports and periodic adverse event reports with respect to the Products that have been filed by Seller since Seller's initial launch of the Product, including any material correspondence or other material documents relating thereto, complete copies of which have been made available to Purchaser prior to the Effective Date, (b) all payouts made by Seller since Seller's initial launch of the Product to end-users in respect of claims relating to the Products and (c) all actual or threatened claims made by end-users since Seller's initial launch of the Product against Seller relating to the Product.

     4.22 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE SELLER OR ITS REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, THE PRODUCT, THE PRODUCT INTELLECTUAL PROPERTY OR THE PRODUCT LINE BUSINESS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE PRODUCT LINE BUSINESS BY PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY SELLER OR, (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PRODUCT LINE BUSINESS AFTER THE CLOSING.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

     5.1 ORGANIZATION. Purchaser is a corporation duly organized and validly existing and in good standing under the Laws of the place of its incorporation. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     5.2 DUE AUTHORIZATION. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Purchaser and, to the extent required by Law, contract or otherwise, its stockholders.

     5.3 NO CONFLICTS; ENFORCEABILITY. The execution, delivery and performance of this Agreement and the Other Agreements by Purchaser (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Purchaser, (b) assuming all of the consents, approvals, authorizations and permits described in
SECTION 5.5 have been obtained and all the filings and notifications described in SECTION 5.5 have been made and any waiting periods thereunder have terminated or expired, conflict with any Law applicable to Purchaser, and (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Purchaser prior the Closing Date or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Purchaser is a party or by which Purchaser is bound or to which any of its Assets is subject, except for such prohibition, limitation, default, notice, filing, permit, authorization, consent, approval, conflict breach or default which would not prevent or delay consummation by Purchaser of the Transactions. This Agreement and the Other Agreements have been duly executed and delivered by Purchaser, and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors' rights generally.

     5.4 LITIGATION. There is no Action pending or, to Purchaser's knowledge, threatened, directly or indirectly involving Purchaser (or to Purchaser's knowledge, any third party) that would prohibit, hinder, delay or otherwise impair Purchaser's ability to perform its obligations hereunder or under the Other Agreements, including the assumption of the Assumed Liabilities, would affect the legality, validity or enforceability of this Agreement or the Other Agreements, or prevent or delay the consummation of the Transactions.

     5.5 CONSENTS. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, any other necessary premerger or competition filings, the letters to the FDA contemplated by SECTIONS 3.2(A)(IV) and 3.2(B)(IV), and as may be necessary as a result of any facts or circumstances relating solely to Seller, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Purchaser to consummate the Transactions.

     5.6 FINANCING. Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Other Agreements or otherwise necessary to consummate all the Transactions.

     5.7 BROKERS, ETC. No broker, investment banker, agent, finder or other intermediary acting on behalf of Purchaser or under the authority of Purchaser, except for CitiGroup, is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.



                                   ARTICLE VI
                           COVENANTS PRIOR TO CLOSING

     6.1 ACCESS TO INFORMATION; REPORTING; CORRESPONDENCE AND NOTICES. Between the Execution Date and the Closing Date, Seller shall, (i) afford Purchaser and its Representatives access, during regular business hours and upon reasonable agreed-upon times, to Seller's personnel, personnel records (relating solely to the Product Employees, if and to the extent permitted under applicable Law, but in any event including date of hire, current base salary, and severance for each Product Employee calculated consistent with SCHEDULE 9.1(A)(2)), and properties pertaining primarily or exclusively to any of the Purchased Assets, PROVIDED that such access shall not unreasonably interfere with Seller's business and operations; and (ii) copies of all Assigned Contracts or other documentation constituting Purchased Assets. Without limiting the generality of the foregoing, or being limited thereby, Seller shall, at its own cost and expense, provide to Purchaser on (1) the last Business Day of each calendar month occurring prior to Closing, (2) daily for each of the five (5) Business Days prior to Closing, and
(3) on the Closing Date, the following information and data ("PRODUCT INVENTORY DATA"):

     (a) wholesale data comprised of (i) 852 reports from each distribution services provider for the Product, (ii) inventory balances as reported on 852 forms for each wholesaler of the Product, (iii) "morgue" data for each wholesaler of the Product, and (iv) quarter-to-date 867 information for each wholesaler of the Product beginning July 1, 2006 through the Closing Date;

     (b) retail data comprised of (i) IMS prescription data for the Product, and
(ii) "APROV" study data for the Product; and

     (c) data relating to Inventory of Product held at ICS including the lot numbers and expiration dates of such Inventory, as well as Seller's out of pocket cost (without markup and appropriately supported and documented in accordance with GAAP) paid to Elan and/or Cardinal for all such units of Product.

Furthermore, Seller shall promptly provide Purchaser with complete copies of any and all material correspondence, notices, subpoenas, requests, demands, complaints or other written or electronic communications received from, or sent by or behalf of Seller to, (X) the third parties identified on SCHEDULE 2.5 and any other party to an Assigned Contract, and
(Y), to the extent such correspondence or other communications relates to the Product or the Product Line Business, to any of the top five (5) wholesalers of the Product or the FDA, Health Canada, or any other Governmental Authority, and
(Z) any Person if it relates to any Material Adverse Effect.

     6.2 CONDUCT OF THE PRODUCT LINE BUSINESS. The Parties acknowledge that various actions are desirable with respect to the smooth transition of the Purchased Assets and Product Line Business from Seller to Purchaser at the Effective Time and, consequently, Seller hereby agrees to advise Purchaser from the date of this Agreement through the Effective Time promptly following any material developments or changes, if any, with respect to the Purchased Assets or the Product Line Business. In addition, each of Purchaser and Seller agree to advise the other Party promptly upon becoming aware of any event, circumstance or development arising subsequent to the date of this Agreement that would result in any material breach of a representation, warranty or covenant of such advising Party in this Agreement or that would have the effect of making any representation or warranty of such advising Party in this Agreement untrue or incorrect in any material respect so as to cause the failure of any Closing condition to be satisfied prior to or at the Closing. In addition to the foregoing, to the extent consistent with applicable Law throughout the period between the Execution Date and the Effective Time:

     (a) except as required by Law (including the Law of fiduciary duties), neither Purchaser nor Seller shall take any willful action reasonably likely to result in any material representation or warranty made by such Party hereunder to become untrue;

     (b) subject to SECTION 6.3, Seller shall exercise its reasonable best efforts to operate the Product Line Business only in the ordinary course of business, consistent with past practices and preserve intact in all material respects the Purchased Assets and the Product Line Business, including, to the extent that Seller currently has or currently purchases wholesale data in support of the Product, Seller shall maintain such wholesale data arrangements in all material respects;

     (c) Seller shall not mortgage, pledge or subject the Purchased Assets to any Encumbrance (other than Permitted Encumbrances);

     (d) Seller shall not enter into any Contracts (other than Permitted Contracts) relating primarily or exclusively to the Products or the Product Line Business;

     (e) Seller shall not terminate Contracts that will constitute Assigned Contracts at and as of the Effective Time;

     (f) Seller shall use its commercially reasonable efforts to maintain satisfactory relationships with and preserve the goodwill of suppliers and customers providing products or services primarily to or exclusively in connection with the Product Line Business;

     (g) Seller shall not transfer or grant any rights or options in or to any of the Purchased Assets except for the transfer of Inventory in the ordinary course of business consistent with past practice;

     (h) Seller shall not transfer or agree to transfer to any third party any rights under any licenses, sublicenses or other agreements with respect to any Product Intellectual Property;

     (i) Seller shall pay all payables and Taxes relating to the Product Line Business;

     (j) Seller shall not fail to exercise any rights of renewal with respect to any Assigned Contracts that by its terms would otherwise expire and which Purchaser shall reasonably request Seller to renew;

     (k) Seller shall not (i) initiate any litigation or arbitration actions or
(ii) make any claims or demands for breach against any party to any of the Assigned Contracts, or threaten to take any such action;

     (l) Seller shall not (i) enter into or modify any employment agreement with a Product Employee; (ii) except in the ordinary course consistent with past practice, increase or improve wages or fringe benefits of Product Employees, or
(iii) promote, re-assign, transfer or change the job description of any Product Employee; and

     (l) Seller shall not agree to take any of the actions specified in this
SECTION 6.2.

     6.3 INVENTORY. Seller shall exercise its best efforts to reduce Inventory in commercial (wholesale and retail) distribution channels to meet the Wholesale Target and the Retail Target, PROVIDED, HOWEVER, that notwithstanding the foregoing (i) Seller shall be entitled to ship Inventory after the Execution Date and prior to Closing to the extent Seller determines in its reasonable discretion that such shipments are necessary to meet its ongoing cash requirements, and (ii) such shipments shall not be a breach of this Agreement; PROVIDED FURTHER Seller shall provide Purchaser with advance written notice of any such shipments. Seller shall give written notice to Purchaser of all Product shipments made after the Execution Date promptly following each shipment. Such notice shall set forth the quantity of the Product shipped and, to the extent reasonably ascertainable, the then current Inventory levels in commercial (wholesale and retail) distribution channels.

     6.4 REQUIRED APPROVALS AND CONSENTS. As soon as reasonably practicable after the Execution Date, the Parties shall make all filings required to be made in order to consummate the Transactions, including all filings under the HSR Act and any other necessary premerger or competition filings in accordance with
SECTION 6.5. Seller shall also provide reasonable assistance with respect to all filings that Purchaser elects to make which Purchaser, in its reasonable discretion, deems legally necessary.

     6.5  HSR ACT.

          (a) If required pursuant to applicable Law, each Party shall file as soon as practicable, and in any event no later than three (3) Business Days after the execution of a LOI by the Parties, or if no LOI is executed by the Parties, after the Execution Date except as mutually agreed otherwise, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, as well as any other necessary premerger or competition filings. As deemed advisable, each Party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in the Territory for additional information or documentation. Each Party shall (i) promptly notify the other Party of any communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party or the other Party's counsel to review in advance any proposed written communication to any of the foregoing; (ii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority in the Territory, gives the other Party the opportunity to attend and participate thereat; and
(iii) subject to applicable Law and any other reasonable confidentiality obligations of the disclosing Party, furnish the other Party with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) (including documents submitted as attachments to each Party's Notification and Report Form under the HSR Act) between such Party (its affiliates, and its respective Representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement. The responsibility for any required HSR Act filing fees shall be split 50/50 between Purchaser and Seller.

          (b) In furtherance and not in limitation of the other covenants of the Parties contained herein, Purchaser shall have the right, but not the obligation, to seek to remedy any material competition concerns that any Governmental Authority may have with respect to the consummation of the Transactions. If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the sale and purchase of the Purchased Assets or any of the Transactions as violative of any anti-competition Law, Purchaser may, but shall not be required to, elect to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits the consummation of the Transactions. In the event Purchaser elects not to seek to remedy any such competition concerns of a Governmental Authority after being given notice thereof, Seller may terminate this Agreement by giving notice of termination to Purchaser. Seller shall cooperate in a commercially reasonable manner with any efforts of Purchaser to remedy any such competition concerns of a Governmental Authority.

     6.6  PROXY STATEMENT; SELLER STOCKHOLDERS' MEETING.

          (a) PROXY STATEMENT. As promptly as practicable after the Execution Date, Seller shall prepare and file with the SEC a proxy statement relating to Seller Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). Seller, after consultation with Purchaser, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and to make any further filings in connection therewith Seller in its reasonable discretion deems necessary or appropriate. Purchaser shall furnish all information as Seller may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the clearance of the Proxy Statement by the SEC, Seller shall mail the Proxy Statement to its stockholders. Subject to SECTION 6.7, the Proxy Statement shall include the Seller Recommendation. Seller will notify Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Seller shall supply

Purchaser with copies of all written correspondence between Seller or any of its Representatives, on the one hand, and the SEC or the SEC's staff or any other governmental officers, on the other hand, with respect to the Proxy Statement or the Transactions; PROVIDED, HOWEVER, that nothing herein shall obligate Seller to disclose any written information submitted to the SEC for which Seller has obtained confidential treatment thereof from the SEC. If at any time prior to the Effective Time, any event or circumstance relating to Purchaser or any Affiliate of Purchaser, or their respective Representatives, should be discovered by Purchaser which should be set forth in an amendment or a supplement to the Proxy Statement, Purchaser shall promptly inform Seller. If at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective Representatives, should be discovered by Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Purchaser. All documents that Seller is responsible for filing in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

          (b) INFORMATION SUPPLIED. The Proxy Statement is Seller's document and Seller shall be and remain solely responsible for its contents. All documents that Seller is responsible for filing with the SEC in connection with the Transactions will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) SELLER STOCKHOLDERS' MEETING. Subject to this SECTION 6.6, Seller shall mail the Proxy Statement to its stockholders and call and hold a meeting of its stockholders (the "SELLER STOCKHOLDERS' MEETING") in accordance with Seller's bylaws and applicable Law as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the approval of the Required Seller Stockholders. Subject to Seller's fiduciary duties and applicable Law, Seller will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Transactions, and will take all other reasonable action, if any, deemed necessary by Seller to secure the approval of its stockholders (by vote or consent) required by applicable Law, Seller's certificate of incorporation and bylaws, each as amended to date, and, if applicable, all Contracts binding on Seller. The Proxy Statement will contain the Seller Recommendation; PROVIDED, HOWEVER, that no director or officer of Seller shall be required to violate any fiduciary duty or other requirement imposed by Law in connection therewith.

          (d) CONVERTIBLE NOTES. Prior to Seller Stockholders' Meeting, Seller shall mail to each of the holders of the Convertible Notes a notice of redemption pursuant to Section 3.04 of the Indenture entered into by Seller and dated as of November 26, 2002. Without limiting the foregoing or being limited thereby, Seller shall have redeemed or converted all of the Convertible Notes by the earlier of the Closing Date or the Outside Date. Seller shall not disperse or otherwise distribute to any of its stockholders any proceeds from any sale of Seller's assets prior to (i) the redemption or conversion of all of the Convertible Notes and (ii) repayment in full of any indebtedness owed to Purchaser by Seller.

          (e) NO RESTRICTION. Nothing in this SECTION 6.6 shall be deemed to prevent Seller or the board of directors of Seller from taking any action they are permitted or required to take under, and in compliance with, SECTION 6.6 or are required to take under applicable Law. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller's or its Subsidiaries' operations prior to the Effective Time.

     6.7 NO NEGOTIATION. Between the Execution Date and the Closing Date, Seller agrees it shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, take any action to (i) solicit, initiate or facilitate any Acquisition Proposal, (ii) as to any such Acquisition Proposal, participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person that has made an Acquisition Proposal or
(iii) enter into any agreement with respect to any Acquisition Proposal; PROVIDED, however, that, at any time prior to the Closing Date, Seller shall, following the provision of notice to Purchaser, be permitted to:

          (a) participate in any discussions or negotiations with, and provide any non-public information (other than any confidential information of Purchaser or any non-public financial or other material terms of this Agreement) to, any Person in response to an Acquisition Proposal by any such Person, if the board of directors of Seller determines that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal;

          (b) if Seller has received an Acquisition Proposal from a third party and the board of directors of Seller determines that such Acquisition Proposal constitutes a Superior Proposal, effect a change in the Seller Recommendation or enter into an agreement with respect to such Acquisition Proposal;

          (c) effect a change in the Seller Recommendation if the board of directors of Seller determines that doing so is consistent with its fiduciary duties to Seller's stockholders under applicable Law; and

          (d) take and disclose to Seller's stockholders a position with respect to any tender offer or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 of the Exchange Act.

     6.8 NOTIFICATIONS. Between the Execution Date and the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in ARTICLE VII becoming incapable of being satisfied; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     6.9  PRODUCT PACKAGING.

          (a) Following the Execution Date, Purchaser shall exercise its reasonable best efforts to obtain its own NDC number for the Product and develop and obtain governmental approval of its own proposed packaging for the Product for use by Purchaser upon Closing, in each case at Purchaser's sole cost and expense (including, without limitation, any fees, expenses or costs associated with converting at Purchaser's request existing Inventory to reflect Purchaser's packaging for the Product).

          (b) In order ensure the Parties' compliance with Drug
Enforcement Administration guidelines and requirements and to facilitate a more efficient transfer of the Product and Product Line Business to Purchaser upon Closing, Seller shall, in cooperation with Purchaser, use commercially reasonable efforts (i) to arrange, effective upon a date mutually agreed upon by the Parties, for Elan and Cardinal to appropriately hold and store in unlabeled bottles (e.g., "bright stock") at their respective manufacturing sites all production of Product currently scheduled to be produced and shipped to ICS between execution and Closing; and (ii) upon appropriate lead time, to arrange for Elan and Cardinal to label such Product using labeling made available by Purchaser but retain possession of such packaged Product until the date of Closing. In the event this Agreement is terminated, Purchaser shall pay for all reasonable costs and expenses to label with Seller's label all such Purchaser labeled Product.

     6.10  FURTHER ASSURANCES; FURTHER DOCUMENTS.

          (a) As of the Execution Date, each of the Parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in ARTICLE VII, as applicable to each of them, (ii) to cause the Transactions to be consummated, and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transactions.

          (b) Each of Purchaser and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Transactions.

                                  ARTICLE VII
                             CONDITIONS TO CLOSING

     7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SELLER. The respective obligations of Purchaser and Seller to consummate the Transactions on the Closing Date are subject to the satisfaction or waiver (in accordance with SECTION 12.7) at or prior to the Closing Date of the following conditions:

          (a) LITIGATION. No preliminary or permanent injunction or other order has been issued by any court or by any Governmental Authority, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transactions on the Closing Date.

          (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions has expired or been terminated.

          (c) STOCKHOLDER APPROVAL. The Required Seller Stockholders shall have approved stockholder resolutions authorizing Seller to consummate the Transactions.

     7.2 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. Purchaser's obligations to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Purchaser's sole discretion, in writing by Purchaser:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all material respects as of the Execution Date and true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

          (b) PERFORMANCE. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform under this Agreement on or before the Closing.

          (c) CONSENTS. All Consents to the Assignments shall have been duly executed and delivered to Purchaser; provided that with respect to each of Seller's Contracts with ICS or Stericycle (formerly Universal Solutions International Inc.) relating to the Product, if, prior to Closing Purchaser shall have entered into its own contracts with such third parties regarding Purchaser's conduct of the Product Line Business following Closing, Seller shall be relieved of its obligation to obtain Consent to Assignment of such Contracts.

          (d) OFFICER'S CERTIFICATE. Purchaser shall have received a certificate executed by a duly elected, qualified and acting officer of Seller certifying to the satisfaction of the conditions set forth in SECTIONS 7.2(A) and (B).

          (e) OTHER AGREEMENTS. Seller shall have duly executed and delivered to Purchaser the Other Agreements.

          (f) CONVERTIBLE NOTES. Seller shall have redeemed or converted all of the Convertible Notes.

     7.3 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Seller's obligation to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller's sole discretion, in writing by Seller:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser contained in ARTICLE V shall be true and correct in all material respects as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

          (b) PERFORMANCE. Purchaser shall have performed and complied in all material respects with each of the covenants, agreements and obligations Purchaser is required to perform under this Agreement on or before the Closing.

          (c) OFFICER'S CERTIFICATE. Seller shall have received a certificate executed by a duly elected, qualified and acting officer of Purchaser certifying to the satisfaction of the conditions set forth in SECTIONS 7.3(A) and (B).

          (d) OTHER AGREEMENTS. Purchaser shall have duly executed and delivered the Other Agreements to Seller.

                                  ARTICLE VIII
                              ADDITIONAL COVENANTS

     8.1  CONFIDENTIALITY; PUBLICITY.

          (a) The terms of the Confidentiality Agreement shall apply to any information provided to Seller or Purchaser pursuant to this Agreement.

          (b) The Parties shall jointly agree upon the necessity and content of any press release in connection with the execution of this Agreement and the matters contemplated hereby as well as the Closing of the Transactions hereunder. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; PROVIDED, HOWEVER, that notwithstanding any contrary term contained in the Confidentiality Agreement,
(i) any disclosure that is required by Law as advised by the disclosing Party's counsel may be made without the prior written consent of the other Party, provided a copy of such disclosure is provided to the other Party prior to any such legally required disclosure, and (ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least three (3) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any. Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that either Party determines that it or the other Party is required to file or register this Agreement, a summary thereof or a notification thereof to comply with the requirements of an applicable stock exchange, Exchange regulation, New York Stock Exchange regulation or Nasdaq regulation or any Governmental Authority, including without limitation the SEC, such Party shall give at least two (2) Business Days advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall reach mutual agreement with respect thereto regarding any confidential treatment request. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

     8.2 AVAILABILITY OF RECORDS. After the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all Product Records in its possession and shall preserve all such information, records and documents until the later of:

(i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Purchaser; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax Returns to any Person, other than as required by applicable Laws). Purchaser and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product, Product Line Business, Purchased Assets or Assumed Liabilities prior to the Closing Date (with respect to Seller) or from and after the Closing Date (with respect to Purchaser), including product liability and general insurance liability.

     8.3 NOTIFICATION OF CUSTOMERS. Promptly after the Closing, Purchaser and Seller shall jointly notify all wholesale distributors of the Product (a) of the transfer of the Purchased Assets to Purchaser, (b) that all purchase orders for the Product received by Seller or any of its Affiliates prior to the Closing Date but not shipped prior to 11:59 p.m. eastern time on or prior to the Business Day immediately preceding the Closing Date will be transferred to Purchaser (PROVIDED that to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same Liability associated with filling such purchase order as if such purchase order had been so transferred), and (c) that all purchase orders for the Product received after the Closing Date should be sent to the Persons and addresses as directed by Purchaser.

     8.4  PRODUCT RETURNS, REBATES AND CHARGEBACKS.

          (a) PRODUCT RETURNS.

               (i) Purchaser shall be responsible for all Product returns from and after the Closing Date other than with respect to any returns of the Product sold prior to the Effective Time for which Seller shall be and remain responsible for processing after the Closing Date. A list of all lot numbers of Product sold by Seller since the launch of the Product and to the Closing Date is attached at SCHEDULE 8.4(A). The Parties shall use, and cause any third party return processing service providers to use, the foregoing list to determine which Party shall be responsible for returns of a particular lot of Product.

               (ii) The Party responsible for the returns of the Product in a given lot number and/or NDC shall be responsible for processing such returns as well as be financially responsible for such returns. Seller and Purchaser shall issue joint instructions in writing to third parties from which Product returns may be expected hereunder and otherwise reasonably cooperate with one another to help ensure Product returns are made in an appropriate manner.

               (iii) Notwithstanding any provision herein to the contrary, Purchaser and its Affiliates shall not take any action with the intention of encouraging or otherwise affirmatively causing Seller's customers and distributors to return Products.

          (b) GOVERNMENT REBATES.

               (i) Seller shall be responsible for all claims for all rebates pursuant to any governmental rebate program ("GOVERNMENT REBATES") for Products dispensed prior to the Effective Time; PROVIDED that Seller's responsibility with respect to such Government Rebates shall terminate 180 days following the Closing Date (the "REBATE TAIL PERIOD") and, after the termination of the Rebate Tail Period, Purchaser shall be responsible for legally and accurately calculated Government Rebates owed by Seller for Products dispensed prior to the Effective Time (to the extent not previously paid by Seller) and, in addition, for the avoidance of doubt, Purchaser shall be responsible for all Government Rebates for Products dispensed after the Effective Time. Purchaser acknowledges that Seller will require certain information from Purchaser in order to calculate the Government Rebates for Product bearing NDC numbers of Seller or any of its Affiliates. Seller acknowledges that Purchaser will require certain information from Seller to meet its obligations with regard to pricing and calculating Government Rebates. Accordingly, the Parties agree that, from and after the Closing Date until the date which is one (1) calendar year after the expiration date of the last lot of Product produced with any NDC number of Seller, each Party shall reasonably cooperate with the other Party in connection with appropriately submitting to the Centers for Medicare and Medicaid Services, and in providing to the other Party, the following information: (a) the Best Price for each Product identified by NDC number, (b) the "average manufacturer price" ("AMP") (as defined under the Social Security Act, 42 U.S.C. ss. 1396r-8(k)(1)) for each Product identified by the NDC number, (c) all data used by Purchaser or Seller to calculate the AMP and Best Price for each Product identified by NDC number, and (d) any additional pricing and/or claims data or other information related to such Medicaid issues reasonably requested by the other Party. Without limiting the generality of the foregoing, or being limited thereby, Purchaser shall make all appropriate filings (even after Closing, as necessary) with the Centers for Medicare and Medicaid Services in regard to all pre-Closing sales of Product, including any filings covering Seller's sales of Product in a partial calendar quarter period leading up the Closing Date.

               (ii) Purchaser shall pay or reimburse Seller for legally and accurately calculated Government Rebates owed by Seller to any Governmental Authority (to the extent not previously paid by Seller) following the termination of Government Rebate Tail Period; PROVIDED, that the Parties acknowledge that Government Rebates are billed on a calendar quarter basis and, to the extent that Purchaser's reimbursement obligations under this SECTION 8.4(B)(II) commence following the first (1st) day of any calendar quarter, Purchaser shall reimburse Seller in an amount equal to the total amount of the Government Rebates billed to Seller for such quarter, multiplied by a fraction, the numerator of which shall be the number of days elapsed during such quarter for which Purchaser has a reimbursement obligation under this SECTION 8.4(B), and the denominator of which shall be the number of days elapsed during such calendar quarter. Seller shall submit an invoice to Purchaser for the amount due from Purchaser to Seller hereunder within ten (10) Business Days after receipt by Seller of any claim for a Government Rebate for which Purchaser may be responsible under this SECTION 8.4(B). Purchaser shall make all payments due under this SECTION 8.4(B) to Seller upon receipt by Purchaser of invoices from Seller that describe the requested payments in reasonable detail. IN NO EVENT SHALL SELLER OR ANY GOVERNMENTAL AUTHORITY CLAIM, AND PURCHASER SHALL NOT BE OBLIGATED TO REIMBURSE SELLER FOR OR PAY ANY GOVERNMENTAL AUTHORITY FOR ANY GOVERNMENT REBATES THAT ARE NOT OWED BY SELLER

OR ARE NOT BASED UPON LEGALLY AND ACCURATELY CALCULATED INFORMATION SUBMITTED TO GOVERNMENTAL AUTHORITIES BY SELLER.

               (iii) If Purchaser disputes in good faith any Government Rebate claimed by Seller to be owed by Purchaser to Seller under any invoice submitted to Purchaser pursuant to SECTION 8.4(B)(II), Purchaser shall provide notice to Seller within ten (10) Business Days of receipt of such invoice requesting that Seller notify the applicable Governmental Authority that Purchaser disputes such claim and the reasonable basis therefor. Seller shall, to the extent not part of the Purchased Assets, provide to Purchaser, upon Purchaser's reasonable request, copies of any documents and records evidencing the original Government Rebate claims and any resubmission of such claims and data relating to unit Government Rebate calculations that are reasonably necessary to enable Purchaser to resolve such disputed amount. Purchaser shall be responsible for managing the dispute and amount owed under any such disputed Government Rebate, and Seller shall provide reasonable assistance to Purchaser in its dispute thereof; PROVIDED that Purchaser shall reimburse Seller for any and all reasonable costs and expenses incurred by Seller as a result of Purchaser's dispute of such Government Rebate.

               (iv) Notwithstanding the other provisions of this SECTION 8.4, the Parties acknowledge that the VA National Acquisition Center must approve the addition of the Product to Purchaser's Federal Supply Schedule ("FSS") Contract and the removal of the Product from Seller's FSS Contract before the responsibility of processing such chargebacks is transferred from Seller to Purchaser. Until such approval is obtained, Seller shall continue to be responsible for processing the FSS chargebacks on Purchaser's behalf, at Purchaser's sole costs and expense (with Purchaser promptly paying such costs and expenses as they become due or promptly reimbursing Seller for such costs as paid by Seller), in each case in a manner consistent with this Agreement. Seller shall provide Purchaser with all information reasonably related to the Product and the prices thereof that Purchaser reasonably requires in order to comply with applicable rules and regulations relating to P.L. 102-585 as it relates to the FSS. When requested, such information shall be provided by Seller to Purchaser as promptly as practicable.

               (v) SCHEDULE 8.4(B) sets forth the "BEST PRICE" (as defined at 42 U.S.C. ss. 1396r-8(c)(1)(C)) and AMP reported by Seller for the Product for the two most recently ended calendar quarters.

          (c) COMMERCIAL REBATES. Seller shall be responsible for all claims for all commercial rebates for Products sold prior to the Effective Time; PROVIDED that Seller's responsibility with respect to such commercial rebates shall terminate upon termination of the Rebate Tail Period and thereafter Purchaser shall be responsible for commercial rebates (to the extent not already paid by Seller) for Products sold prior to the Effective Time and, in addition, for the avoidance of doubt, Purchaser shall be responsible for all claims for commercial rebates for Products sold after the Effective Time. SCHEDULE 8.4(C) hereto contains a list of all commercial rebate agreements, commercial chargeback agreements and Medicare Part D agreements in which the Product is included ("COMMERCIAL REBATE AGREEMENTS"). Seller and Purchaser agree that Purchaser shall continue to honor all such Commercial Rebate Agreements following the Effective Time; PROVIDED, HOWEVER, that Seller shall exercise its reasonable best efforts to terminate each such Commercial Rebate Agreement promptly following the Closing and no later than ten (10) Business Days thereafter and shall notify Purchaser in writing of such terminations in accordance with the applicable agreement. Upon termination of such agreements, Seller's Liability for such rebates and chargebacks shall cease. Seller shall be responsible at Sellers' sole cost and expense for the processing, payment, administration, support, and termination of all such Commercial Rebate Agreements. To the extent that Purchaser processes commercial rebates and chargebacks that are the responsibility of Seller, Seller shall reimburse Purchaser within thirty (30) days of receipt of Purchaser's invoices for the same together with appropriate documentation supporting such claim, including without limitation, the lot numbers, NDC number, the party/customer filing for the rebates and chargebacks and identification of the contract under which the Product in question with purchased. Similarly, to the extent that Seller processes commercial rebates and chargebacks for Product sold under Seller's NDC by or on behalf of Purchaser after the Effective Time, Purchaser shall reimburse Seller within thirty (30) days of receipt of Seller's invoices for the same. Any disputes with respect to such amounts due (and the related costs of any Accountants incurred in connection therewith, if any) shall be resolved in the manner set forth in SECTION 2.8(D).

          (d) CREDITS SHELF STOCK ADJUSTMENTS. Notwithstanding the foregoing, Purchaser and Seller agree that (i) Seller shall not be responsible for credits shelf stock adjustments to the extent resulting from price decreases initiated by Purchaser after Closing and (ii) any such payments by Seller shall be made on the terms and conditions comparable to Seller's rebate obligations as of the Closing with respect to each commercial customer and shall be based on Seller's terms of agreement with the respective contract. To the extent that Seller processes such claims, Purchaser shall reimburse Seller within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail.

     8.5 ACCOUNTS RECEIVABLE. The Parties acknowledge and agree that all Accounts Receivable are and shall after Closing remain the property of Seller and Seller's Affiliates and shall be collected by Seller or Seller's Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Purchaser or Purchaser's Affiliates receives any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then Purchaser shall within thirty (30) days of receipt of such payment remit the full amount of such payment to Seller. In the case of the receipt by Purchaser of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchaser with the excess, if any, remitted to Seller. In the event that, subsequent to the Closing, Seller or Seller's Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date, then Seller shall within thirty (30) days of receipt of such payment remit the full amount of such payment to Purchaser. In the case of the receipt by Seller of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Purchaser.

     8.6  REGULATORY MATTERS.

          (a) From and after the Closing Date, Purchaser, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental Authority (whether the Product is sold before or after transfer of such Registrations), (ii) taking all actions and conducting all communication with third parties with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, and (iii) investigating all complaints and adverse drug experiences with respect to Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations).

          (b) From and after the Closing Date, Seller promptly (and in any event within the time periods required by Law) shall notify Purchaser within three (3) Business Days if Seller receives a complaint or a report of an adverse drug experience with respect to the Product, but within twenty-four (24) hours if Seller receives a complaint or a report of a serious adverse drug experience. In addition, Seller shall cooperate with Purchaser's reasonable requests and use commercially reasonable efforts to assist Purchaser in connection with the investigation of and response to any complaint or adverse drug experience related to the Product sold by Seller.

          (c) From and after the Closing Date, Purchaser, at its cost, shall be solely responsible and liable for conducting all voluntary and involuntary recalls of units of the Product sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including recalls required by any Governmental Authority and recalls of units of the Product sold by Seller deemed necessary by Seller in its reasonable discretion; PROVIDED, HOWEVER, that Seller shall promptly reimburse Purchaser for all reasonable expenses and costs incurred by Purchaser relating to recalls (whether voluntary or required by any Governmental Authority) relating to Product sold by or on behalf of Seller prior to the Closing, including without limitation the costs of notifying customers, the costs associated with shipment of such recalled Product, the price paid for such Product, and reasonable credits extended to customers in connection with the recall. Seller promptly shall notify Purchaser in the event that a recall of the Product sold by Seller is necessary.

     8.7 WEBSITE INFORMATION. As soon as practicable following the Closing Date, but in no event less than ten (10) Business Days following the Closing Date, Seller shall remove all references to the Product from the "Product Information" and "Research and Development" sections of its website; PROVIDED upon request of Purchaser, Seller shall place a link to website(s) designated by Purchaser.

     8.8  TAX MATTERS.

          (a) Seller and Purchaser shall reasonably cooperate with one another to lawfully minimize all Transfer Taxes, and resulting Transfer Taxes, if any, shall be split by Purchaser and Seller 50/50. Seller and Purchaser shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by applicable Tax Law.

          (b) Seller and Purchaser hereby waive compliance with any "bulk sales" Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Purchaser of the Purchased Assets and the Inventory by Seller.

8.9      GOVERNMENT PRODUCT CONTRACTS.

                  (a) After the Effective Time, Purchaser shall honor and perform all Liabilities of Seller arising after the Effective Time under and pursuant to each Government Product Contract with respect to supplying the Product to the applicable party pursuant to such Government Product Contract until such time as the VA permits Purchaser add the Product to its FSS Contract. Seller agrees that, except as otherwise required by applicable Law, after the Effective Time it will not take any action with respect to any Government Product Contract that would, to Seller's Knowledge, extend the term of such Government Product contract with respect to the Product or otherwise adversely affect Purchaser or the Product Line Business, without the prior consent of Purchaser. Seller may enter into a separate agreement with such government party, PROVIDED that such agreements do not contain any provisions relating to the Product or the Product Line Business.

                  (b) Seller shall provide Purchaser with all information and data reasonably requested by Purchaser necessary for Purchaser to add the Product to its FSS Contract to the extent not included in the Purchased Assets. Seller shall terminate the rights and obligations of Seller with respect to the Product under each such government product contract, to the extent permitted by the terms thereof and to the extent permitted by, and in accordance with, applicable Law, as soon as reasonably practicable after notification from Purchaser that the Product has been added to Purchaser's FSS Contract.

                  (c) Seller shall provide Purchaser all data related to Seller's sales of Product necessary for Purchaser to calculate a new Federal Ceiling Price under the Veterans Health Care Act, 38 U.S.C. ss. 8126.

     8.10 INSURANCE. Seller shall maintain, at its expense, general liability insurance together with product liability coverage for sales of the Product made prior to the Closing Date, which shall be written by A-rated insurance carriers as rated by A.M. Best Company, having a limit of not less than Ten Million Dollars ($10,000,000) in the aggregate, for a period of three (3) years following the Closing Date. Such insurance shall name each of King, King R&D and their respective Affiliates as additional named insureds. Seller shall provide to Purchaser thirty (30) days prior written notice of any cancellation or change in any of the foregoing coverage. Prior to Closing and thereafter upon request of Purchaser, Seller shall provide to Purchaser certificates of insurance evidencing the foregoing coverage.

     8.11  PRODUCT PROMOTION.

     (a) Purchaser shall exercise commercially reasonable efforts to promote the Product during the Royalty Term. Commercially reasonable efforts to promote shall mean (except to the extent the FDA, the U.S Drug Enforcement Administration or a court of competent jurisdiction finally and conclusively determines that Purchaser is legally prohibited from doing so): (a) for the period during the Royalty Term from the Closing Date through December 31, 2008, that Purchaser shall cause to be performed a minimum of 15,000 PDEs per calendar month (pro-rated for partial months); and (b) for the period during the Royalty Term from January 1, 2009 through December 31, 2009, that Purchaser shall cause to be performed a minimum of 10,000 PDEs per month (pro-rated for partial months); PROVIDED that, in each case, such PDEs shall be calculated on a quarterly basis. Thereafter, during the remainder of the Royalty Term, commercially reasonable efforts shall mean at least the same degree of effort as exercised in the promotion of Purchaser's other products of a similar market size, patent life and similar commercial opportunity.

     (b) Purchaser shall exercise commercially reasonable efforts to explore alternate formulations and derivations of the Product which utilize the same single active ingredient as the Product.

     (c) During the Royalty Term, Purchaser shall not market in the Territory for once-daily administration any controlled release solid oral dosage formulation containing morphine and its salts as its sole active ingredient, other than Product.

     (d) Purchaser confirms that it has received a copy of the Product License and Supply Agreement. Purchaser agrees that it shall be bound by the provisions of the Product License and Supply Agreement and shall perform in accordance with its terms all the obligations which by the terms of the Product License and Supply Agreement are required to be performed by Seller. Without limiting the foregoing, Purchaser acknowledges the foregoing covenant shall continue throughout the duration of the Royalty Term.

     8.12 ADVISORY FEES, ETC. Seller will provide for the transfer, on the Closing Date, to UBS Securities LLC (who is an intended third-party beneficiary of this paragraph) a cash amount sufficient to pay in full all amounts due and payable to UBS Securities LLC in connection with the Transactions.

                                   ARTICLE IX
                                EMPLOYEE MATTERS

     9.1  EMPLOYEE OFFERS.

          (a) Effective as of the Effective Time, Purchaser or an Affiliate of Purchaser shall offer to employ, on an at-will basis, each of the Product Employees listed on SCHEDULE 9.1(A)(1) (provided that such list shall in no event exceed eighty-seven (87) individuals, and after review of the employment records and/or interview of each listed individual (which in no event shall occur prior to HSR approval), Purchaser, in its discretion, may decline to offer employment to any Product Employee for valid, job-related reasons and provided further that Purchaser, in its discretion, will determine its staffing needs and therefore the aggregate number of Product Employees to be offered employment and the tasks to be performed by them) so long as (i) each such employee is currently performing his or her regular tasks during what have been customarily scheduled work hours for its salespersons; (ii) as of the Effective Time, each such employee is then able to perform the essential functions of the positions to be offered by Purchaser, with or without reasonable accommodation, and (iii) each such employee is already subject to or, prior to hire by Purchaser, signs a trade secret, confidentiality, "work for hire," non-compete, and any other similar agreement or agreements proffered by and with Purchaser, with such employment, if accepted, to commence as of the Effective Time. Such offers of employment shall be delivered to applicable Product Employees at least five (5) Business Days prior to the Closing or as soon as practicable thereafter but, in any event, prior to the Closing.

The Product Employees who become employed by Purchaser are herein referred to as the "HIRED EMPLOYEES".

          (b) On or before the effective date of hire by Purchaser, Seller shall terminate the employment of each Hired Employee and all Hired Employees shall cease participation in all Seller Plans, subject to the terms of such plans.

          (c) All Product Employees on SCHEDULE 9.1(A)(1) who receive no employment offers from Purchaser will remain employees of Seller, or, at Seller's option, Seller will sever their employment. If such employment severance occurs within ten (10) Business Days following the Closing Date, Seller shall treat such Product Employees as terminated employees under the severance pay policy attached hereto as SCHEDULE 9.1(A)(2), and, to the extent they are eligible for severance pay under such policy, will, at Seller's discretion, offer them severance pay consistent with SCHEDULE 9.1(A)(2). Purchaser agrees to reimburse Seller for the amount of severance pay paid out to such severed Product Employees only to the extent (i) Purchaser has not offered employment to such Product Employees pursuant to SECTION 9.1(A) above, and (ii) such severance pay is properly paid out in accordance with the severance pay policy attached hereto as SCHEDULE 9.1(A)(2), including without limitation that each such severance pay-eligible Product Employee submits to Seller and Purchaser a valid, binding, signed release of all possible legal claims against Seller and Purchaser in a form and in substance acceptable to Seller and Purchaser. Seller shall otherwise remain solely liable for the severance of such severed Product Employees.

          (d) Seller, at the request of Purchaser, shall enforce, now or in the future, any non-competition, non-solicitation, confidentiality, trade secret or like agreements between Seller and any of its employees, including any Product Employees, who have any confidential knowledge or information about the Product Line Business or have had any role in Distribution of the Product.

     9.2  BENEFITS.

          (a) Seller shall pay out to each Hired Employees any and all vacation pay, personal pay, and sick leave benefits earned but not yet used as of the date on which each such employee terminates employment with Seller in order to commence employment with Purchaser.

          (b) Seller shall retain responsibility for and continue to pay all workers' compensation, medical and dental and similar plan benefits for each Hired Employee with respect to claims incurred by such Hired Employee or his or her covered dependents under the Seller Plans prior to the Closing Date and beyond the Closing Date, to the extent the benefit-triggering event occurred prior to Closing and Liability continues after Closing. Without limiting the generality of SECTION 9.2, Seller and its Affiliates shall retain sole responsibility for all Liabilities in respect of continuation coverage of health insurance under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law to Product Employees and any other current and former employees of Seller and their Affiliates and their eligible dependents with respect to "qualifying events" (as defined in Section 4980B of the Code) occurring prior to the Closing Date. Purchaser shall be responsible for satisfying all obligations under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law with respect to any Hired Employee with respect to "qualifying events" occurring on or after the Closing Date.

     9.3 WARN ACT. Purchaser shall be responsible for all Liabilities, obligations, costs, claims, proceedings and demands, under the WARN Act, or any state plant closing or notification law, or similar Law in other jurisdictions, arising out of, or relating to, (i) in respect of Product Employees, the failure of Purchaser to offer employment to Product Employees in accordance with SECTION 9.1(A), or (ii) in respect of Hired Employees, any actions taken by Purchaser or its Affiliates on or after the Closing Date; so long as any information provided by Seller and relied upon by Purchaser is accurate, and with the further understanding, that Purchaser shall not be responsible for any such Liabilities, obligations, costs, claims, proceedings and demands to or in respect of any employees of Seller other than the Product Employees.

     9.4 EMPLOYEE INFORMATION. Following the Execution Date, Seller shall use commercially reasonable efforts to provide Purchaser with all information and data reasonably requested by Purchaser in connection with Purchaser's rights and obligations under this ARTICLE IX, including exchanging information and data relating to employee employment history and benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

                                   ARTICLE X
                                 INDEMNIFICATION

     10.1 INDEMNIFICATION BY SELLER. For purposes of determining the existence and amount of Seller's indemnification obligations hereunder, a breach of Seller's representations or warranties shall be determined without regard to any limitation or qualification as to materiality or Material Adverse Effect (or similar concept) set forth in such representation or warranty. Seller shall indemnify Purchaser and its Affiliates and their respective, officers, directors, employees, stockholders, agents and Representatives against, and hold them harmless from, any Losses, to the extent arising from:

          (a) any breach of any representation or warranty of Seller contained in this Agreement or Seller's Officer's Certificate;

          (b) any pre-Closing activities of Seller, including but not limited to Seller's returns pertaining to sales of the Product before the Closing or termination of this Agreement;

          (c) any breach of any covenant of Seller contained in this Agreement;

          (d) any Excluded Liabilities; and

          (e) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the Transactions.

     10.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Seller and its Affiliates and their respective officers, directors, employees, stockholders, agents and Representatives against, and agrees to hold them harmless from, any Losses, to the extent arising from or in connection with or otherwise with respect to:

          (a) any breach of any representation or warranty of Purchaser contained in this Agreement or Purchaser's Officer's Certificate;

          (b) any breach of any covenant of Purchaser contained in this Agreement;

          (c) any Assumed Liability; and

          (d) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the Transactions.

     10.3  PROCEDURES.

          (a) In order for a Party (the "INDEMNIFIED PARTY") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a "THIRD PARTY CLAIM"), such Indemnified Party must notify the indemnifying party (the "INDEMNIFYING PARTY") in writing (and in reasonable detail) of the Third Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days' after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees and Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or other matters reasonably related to such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party

Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Losses in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

          (c) In the event any Indemnified Party should have a claim against any Indemnifying Party under SECTION 10.1 or 10.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party, but in any event not later than five (5) Business Days after the Indemnified Party determines that it has or could have a claim to indemnification hereunder, stating the amount of Loss, if known, and method of computation thereof, and containing a specific reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification obligation that it may have to such Indemnified Party under
SECTION 10.1 or 10.2, as applicable, except to the extent that the Indemnifying Party is prejudiced by such failure. If the Indemnifying Party disputes that it has an indemnification obligation with respect to such claim, the Indemnifying Party shall deliver notice of such dispute with reasonable promptness and the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute for a period of thirty (30) days following the receipt by the Indemnified Party of such dispute notice. If the Indemnified Party and the Indemnifying Party have not resolved such dispute during such time period through good faith negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or other mutually agreeable non-judicial dispute resolution mechanism.

     10.4 CERTAIN LIMITATIONS ON INDEMNIFICATION OBLIGATIONS. Purchaser shall not be entitled to receive any indemnification payments under this ARTICLE X unless and until the aggregate amount of all indemnifiable Losses incurred by Purchaser equals One Million Five Hundred Thousand Dollars ($1,500,000) (the "BASKET AMOUNT"), whereupon Purchaser shall be entitled to receive in full indemnity payments for all such Losses that exceed the Basket Amount; PROVIDED that the maximum aggregate amount of indemnification payments under this ARTICLE X to which Purchaser shall be entitled shall not exceed Forty Million Dollars ($40,000,000); PROVIDED FURTHER that Purchaser shall not be permitted to submit a claim for indemnification if aggregate Losses with respect to such claim are less than Two Thousand Five Hundred Dollars ($2,500).

     10.5 SET-OFF. Any indemnifiable Losses to which Purchaser is entitled pursuant to the provisions of this Article X shall be satisfied as follows: first, such Losses shall be satisfied from the Escrow Account pursuant to the terms of the Escrow Agreement; second, subject to the provisions of this Article X, such Losses shall be set-off against Royalties then accrued but not paid to Seller hereunder to the extent no amounts remain in the Escrow Account; and third, to the extent, and only to the extent, unable to be satisfied from the Escrow Account and the Royalties, directly from Seller. Any payment for indemnifiable Losses determined to be due to Purchaser pursuant to this Article X from the Escrow Account, or any set-off against Royalties due and payable to Seller for indemnifiable Losses determined to be due to Purchaser pursuant to this Article X, shall be made within ten (10) days following the determination (in accordance with this Article X) of the amount of such indemnifiable Losses due and payable to Purchaser.

     10.6 SURVIVAL. Seller's indemnification obligation hereunder shall survive sixteen (16) months after the Closing Date, PROVIDED, HOWEVER, that Seller's indemnification obligation for Seller's breach of SECTIONS 4.2, 4.4 or 4.9 shall survive for a period of thirty (30) months after the Closing Date. Notwithstanding the foregoing, indemnification obligations of an Indemnifying Party shall survive the foregoing termination dates with respect to matters that the Indemnified Party has in good faith provided notice to the Indemnifying Party prior to the applicable termination date pursuant to SECTION 10.3 above, and the Indemnifying Party's obligation shall be tolled until such matters are definitively resolved.

                                   ARTICLE XI
                            TERMINATION AND SURVIVAL

     11.1  TERMINATION.

          (a) This Agreement may be terminated:

               (i) at any time before the Closing Date by mutual written consent of Purchaser and Seller; or

               (ii) by either Party, in writing, if the Transactions have not been consummated on or before December 31, 2006 (the "OUTSIDE DATE"), PROVIDED that such failure is not due to the failure of the Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement; or

               (iii) by either Party if the adoption of this Agreement by the Required Seller Stockholders shall not have been obtained at Seller's Stockholders' Meeting (or at any adjournment thereof) by reason of the failure to obtain the required vote; or

               (iv) by either Party, if a material breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is not cured within sixty (60) days after written notice thereof.

          (b) This Agreement may be terminated by Seller before Closing, in writing, if:

               (i) (A) any representation or warranty of Purchaser set forth in this Agreement shall have become untrue in any material respect or Purchaser has materially breached any covenant or agreement of Purchaser set forth in this Agreement, and (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date;

               (ii) a material breach of any provision of this Agreement has been committed by Purchaser, such breach has not been waived by Seller and such breach is not cured by Purchaser within ten (10) days after written notice thereof or, in the reasonable determination of Seller, is incapable of being cured by Purchaser; or

               (iii) the board of directors of Seller determines that an Acquisition Proposal is a Superior Proposal, in which case Seller must, within two (2) days thereafter, provide Purchaser written notice of such determination.

           (c) This Agreement may be terminated by Purchaser before Closing, in writing, if:

               (i) (A) any representation or warranty of Seller set forth in this Agreement shall have become untrue in any material respect or Seller has materially breached any covenant or agreement of Seller set forth in this Agreement, and (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date;

               (ii) a material breach of any provision of this Agreement has been committed by Seller and such breach is not cured by Seller within ten (10) days after written notice thereof or, in the reasonable determination of Purchaser, is incapable of being cured by Seller; or

               (iii) if, prior to obtaining the approval of this Agreement by the Required Seller Stockholders (A) Seller has failed to include the Seller Recommendation in the Proxy Statement or (B) the board of directors of Seller approves or recommends an Acquisition Proposal to Seller's stockholders or approves or recommends that its stockholders tender their shares of Seller's common stock in any tender offer or exchange offer that is an Acquisition Proposal; or

               (iv) Purchaser has received written notice from Seller indicating that Seller's board of directors has determined that an Acquisition Proposal is a Superior Proposal.

     11.2 PROCEDURE AND EFFECT OF TERMINATION.

          (a) Upon termination of this Agreement by Seller or Purchaser pursuant to SECTION 11.1, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate forthwith and become void and there shall be no Liability or obligation on the part of the Parties or their respective Representatives. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) SECTION 8.1, this ARTICLE XI and
ARTICLE XII; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination.

          (b) In the event that this Agreement is terminated by Seller pursuant to (i) SECTION 11.1(B)(III) or (ii) by Purchaser pursuant to SECTIONS 11.1(C)(III) or (IV), Seller shall pay King a fee equal to Twelve Million Dollars ($12,000,000) (the "TERMINATION FEE") by wire transfer of immediately available funds to an account designated by King in writing. The Termination Fee shall be paid promptly, but in no event later than three (3) Business Days after the date of receipt by Seller of such wiring instructions. Receipt of the Termination Fee shall be Purchaser's sole and exclusive remedy against Seller for accepting a Superior Proposal.

          (c) In the event that this Agreement is terminated by Seller pursuant to SECTION 11.1(B)(I) or SECTION 11.1(B)(II) then, in addition to any other remedies available to Seller under this Agreement, Purchaser shall pay to Seller within two (2) Business Days after the receipt of a notice therefor an amount equal to Seller's reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement and the actions taken in furtherance of the consummation of this Agreement, by wire transfer of immediately available funds to an account designated by Seller in writing.

          (d) In the event that this Agreement is terminated by Purchaser pursuant to SECTION 11.1(C)(I) or SECTION 11.1(C)(II) then, in addition to any other remedies available to Purchaser under this Agreement, Seller shall pay to King within two (2) Business Days after the receipt of a notice therefor an amount equal to Purchaser's reasonable out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement and the actions taken in furtherance of the consummation of this Agreement, by wire transfer of immediately available funds to an account designated by King in writing.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.1 ASSIGNMENT; BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that Purchaser may not sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be granted, withheld or conditioned at Seller's sole and absolute discretion; PROVIDED, FURTHER notwithstanding the foregoing Purchaser may assign its rights under this Agreement as security to one or more financial institutions providing financing (not in relation to the Closing of the Transactions contemplated hereunder) to Purchaser and may be assigned pursuant to the terms of the relevant security agreement; PROVIDED, FURTHER, that any permitted assignment shall protect Seller's rights under this Agreement.

     12.2 EXPENSES. Except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transactions.

     12.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and
(c) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

                  If to Seller, to:

                           Ligand Pharmaceuticals Incorporated
                           10275 Science Center Drive
                           San Diego, California 92121
                           Attention: General Counsel

                  with a copy sent concurrently to:

                           Latham & Watkins LLP
                           12636 High Bluff Drive, Suite 400
                           San Diego, California 92130
                           Attn: Scott Wolfe
                           Attn: Faye Russell

                  If to Purchaser, to:

                           King Pharmaceuticals, Inc.
                           501 Fifth Street
                           Bristol, Tennessee 37620
                           Attention: General Counsel, Legal Affairs

                  with copies sent concurrently to:

                           King Pharmaceuticals, Inc.
                           400 Crossing Boulevard
                           Bridgewater, New Jersey 08807
                           Attention:  General Counsel, Legal Affairs

                           Reed Smith LLP
                           Princeton Forrestal Village
                           136 Main Street, Suite 250
                           Princeton, New Jersey 08540
                           Attn: Andres Liivak

PROVIDED, HOWEVER, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

     12.4 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.

     12.5 ENTIRE AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the Execution Date

     12.6 NO THIRD PARTY BENEFICIARIES. Except as otherwise set forth under
ARTICLE IX, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     12.7 WAIVER. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

     12.8 GOVERNING LAW; JURISDICTION. Except for federal Laws referenced in this Agreement, and except as superseded by federal Law, this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the Other Agreements, the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally
(a) agrees not to commence any such Action except in such courts, (b) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action in the Court of Chancery of the State of Delaware, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware. Each of the Parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in SECTION 12.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

     12.9 INJUNCTIVE RELIEF. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Laws applicable in such jurisdiction with respect to any matters arising out of the other Party's performance of its obligations under this Agreement. Either Party agrees that in the event the other Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Party with service of process of a complaint and summons under the procedures set forth in any Canadian or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Party with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

     12.10 HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

     12.11 COUNTERPARTS. This Agreement may be executed manually, electronically in Adobe(R) PDF file format, or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

     12.12 SCHEDULES. Purchaser agrees that any disclosure by Seller in any Schedule attached hereto shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed.

     12.13 CONSTRUCTION. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.


                              * * * * * * * * * * *

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.



                  LIGAND PHARMACEUTICALS INCORPORATED

                  By: /S/ HENRY F. BLISSENBACH
                      ----------------------------------------

                  Name:    HENRY F. BLISSENBACH
                        --------------------------------------

                  Title:   CHAIRMAN AND CEO
                        --------------------------------------



                  KING PHARMACEUTICALS, INC.

                  By:    /S/ BRIAN A. MARKISON
                      ----------------------------------------

                  Name:    BRIAN A. MARKISON
                        --------------------------------------

                  Title:   PRESIDENT AND CEO
                        --------------------------------------



                  KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.

                  By:    /S/ BRIAN A. MARKISON
                      ----------------------------------------

                  Name:    BRIAN A. MARKISON
                        --------------------------------------

                  Title:   PRESIDENT AND CEO
                        --------------------------------------

                                 SCHEDULE 1.1(B)

                         PRE-EXISTING ASSIGNED CONTRACTS

(a) Requires Consent

Amended and Restated License & Supply Agreement between ELAN CORPORATION PLC, Elan Management Limited and Ligand Pharmaceuticals Incorporated dated December 6, 2002.

Manufacturing and Packaging Agreement by and between CARDINAL HEALTH PTS LLC and Ligand Pharmaceuticals Incorporated dated 13 February 2004; First Amendment to the Manufacturing and Packaging Agreement by and between Cardinal Health PTS LLC and Ligand Pharmaceuticals Incorporated dated July 1 2006.

Co- Promotion Agreement by and between Ligand Pharmaceuticals Incorporated and ORGANON PHARMACEUTICALS USA, INC. dated 1st January 2003; First Amendment to the Co-Promotion Agreement effective as of October 1, 2003

Termination & Return of Rights Agreement by and between Ligand Pharmaceuticals Incorporated and ORGANON USA INC. (assignee of Organon Pharmaceuticals USA, Inc.) effective as of January 1, 2006.

Pharmaceutical Return Goods Servicing Agreement by and between UNIVERSAL SOLUTIONS INTERNATIONAL, INC. (now Stericycle Direct Return) and Ligand Pharmaceuticals Incorporated dated as of May 15, 2003; Letter Amendment dated January 17, 2005

Commercial Outsourcing Services Agreement entered into March 1, 2002 by and between INTEGRATED COMMERCIALIZATION SOLUTIONS, INC. and Seller, as amended by:
Amendment No. 1 to Ligand Service Agreement dated September 4, 2003, Amendment No. 2 to Ligand Service Agreement dated September 28, 2004, Amendment to Commercial Outsourcing Services Agreement dated July 22, 2004, Fourth Amendment to Commercial Outsourcing Services Agreement dated January 24, 2005, and Fifth Amendment to Commercial Outsourcing Services Agreement dated April 29, 2005. (partial assignment only)

Quality Agreement for Avinza(R) dated April 10, 2006 between CARDINAL HEALTH PTS, LLC and Seller.

Technical Agreement Avinza(R) dated June 10, 2003 between ELAN HOLDINGS, INCORPORATED and Seller.

Cardinal Health PTS, LLC and Elan Corporation, plc to the assignment to Purchaser of (a) the Agreement dated September 20, 2003 between Cardinal Health PTS, LLC, ELAN CORPORATION, PLC and Seller, and (b) the Amended and Restated Confidentiality Agreement Avinza(R) dated February 13, 2004 and effective as of August 30, 2003, between Cardinal Health PTS, LLC, ELAN CORPORATION, PLC and Seller.

McKesson Health Solutions Arizona Inc. to the assignment to Purchaser of (a) the Trial Script(R) Program Agreement dated February 9, 2004 and (b) the First Amendment to Ligand Pharmaceuticals TrialScript(R) Program Agreement For Avinza, in each case between McKesson Health Solutions Arizona Inc. and Seller.

(b) Consent not Required

             PO      APPROVE       DELIVERY                                        ACCT           ORIGINAL    INVOICED      OPEN
   DEPT    NUMBER  DATE              DATE             VENDOR               NAME                      AMOUNT     AMOUNT   COMMITMENT
   6000    1004253   07/12/2006   12/31/2006    MCKESSON SPECIALTY          COUPON PROGRAM           342,000      54,872   287,128
                                                                            BROCHURE
   6000    1004253   07/12/2006   12/31/2006    MCKESSON SPECIALTY          PRODUCTION/REPRINTS      143,000               143,000
   6000    999577    09/09/2005   12/31/2005    MCKESSON SPECIALTY          COUPON PROGRAM           200,000     170,610    29,390
   6000    1004711   04/11/2006   06/30/2006    MCKESSON CORPORATION        SPECIAL PROGRAMS           4,500                 4,500
                                                                            OTHER TRADE SHOW
   6010    1004334   03/10/2006   05/01/2006  MERISOURCE BERGEN CORP        EXPENSES                   8,500                 8,500
                                                                            OTHER TRADE SHOW
   6010    1004336   03/10/2006   05/01/2006          NACDS                 EXPENSES                   8,300                 8,300
                                                                            OTHER TRADE SHOW
   6010    1004335   03/10/2006   06/01/2006           NCPA                 EXPENSES                   5,595                 5,595
                                                                            OTHER TRADE SHOW
   6010    1004355   03/06/2006   05/01/2006    MCKESSON CORPORATION        EXPENSES                   4,500                 4,500
                                              INTEGRATED COMMERCIALIZATION  BROCHURE
   6700    993345                                    SOLUTIONS              PRODUCTION/REPRINTS        1,000                 1,000
                                                                                                     ---------- -------- ----------

                                  SCHEDULE 2.6

                                    ROYALTIES

Purchaser shall pay Seller the Royalties contemplated in this SCHEDULE 2.6 during the Royalty Term (collectively, the "ROYALTIES") and the Parties agree to the following terms and conditions relating to such Royalty Payments as follows:

1. INITIAL ROYALTY PERIOD. During the Royalty Term, Purchaser shall pay Seller a Fifteen Percent (15%) royalty on Net Sales of Products sold by Purchaser during the time period beginning on the later of (i) the Closing Date and (ii) January 1, 2007, and ending on the twenty (20)-month anniversary of such date (the "INITIAL ROYALTY PERIOD"). During the Initial Royalty Period, Royalties due hereunder shall be paid quarterly within forty-five (45) days of the end of each calendar quarter.

2. SUBSEQUENT ROYALTY PERIOD. After the Initial Royalty Period, during the remainder of the Royalty Term Purchaser shall pay Seller a royalty on annual Net Sales of Products within forty-five (45) days of the end of each calendar year as follows:

------------------------------------------------------------- ------------------------------------------------------
ANNUAL NET SALES OF PRODUCTS                                  ROYALTY RATE
------------------------------------------------------------- ------------------------------------------------------
If annual Net Sales of Products are $200 million or less      5% of such Net Sales
------------------------------------------------------------- ------------------------------------------------------
If annual Net Sales of Products exceed $200 million but do    10% of all Net Sales
not exceed $250 million
------------------------------------------------------------- ------------------------------------------------------
If annual Net Sales of Products exceed $250 million           10% of Net Sales on all Net Sales from dollar one
                                                              ($1) to $250 million, plus 15% of Net Sales in
                                                              excess of $250 million
------------------------------------------------------------- ------------------------------------------------------

For example, after the Initial Royalty Period if Purchaser achieves annual Net Sales of Products of $300 million, Purchaser shall pay Seller a royalty as follows: 10% x $250 million = $25 million; 15% x $50 million= $7.5 million; for a total of $32.5 million.

         3. "NET SALES" means the gross amount received by Purchaser or its Affiliates or sublicensees, from third parties for sale of the Products in the Territory, less, to the extent deducted from such amount or on such invoice consistent with GAAP, the following items: (a) quantity, trade or cash discounts, chargebacks, returns, allowances, rebates (including any and all federal, state or local government rebates, such as Medicaid rebates) and price adjustments, and amounts paid pursuant to inventory management arrangements; (b) sales and other excise taxes and duties or similar governmental charges levied upon the production, transportation, importation, delivery, use or sale of such Product; (c) amounts actually refunded due to rejected, spoiled, damaged, outdated or returned Product; and (d) freight, shipment and insurance costs. If any Products are sold to third parties in transactions that are not at arm's length between the buyer and seller, or for consideration other than cash, then the gross amount to be included in the calculation of Net Sales for such sales shall be the amount that would have been invoiced had the transaction been conducted at arm's length, which amount shall be determined, whenever possible, by reference to the average selling price of the relevant Product in arm's-length transactions in the country of sale at the time of sale. Net Sales shall not include amounts invoiced for the supply, disposal of Product for, or use of Product, in clinical or pre-clinical trials or as free samples (such samples to be in quantities common in the industry for this sort of Product).

4.       ROYALTY PAYMENTS.

         (a) Each Royalty payment shall be accompanied by a statement of the amount of gross sales during the applicable time period represented by such Royalty payment (together with appropriate documentation in support thereof), the calculation of Net Sales during the applicable payment time period and the amount of royalties due on such Net Sales.

         (b) The obligation to pay royalties to Seller is imposed only once with respect to each Net Sale. In calculating the above royalty due with respect to Net Sales during any period of less than a calendar year, the foregoing thresholds for a calendar year Net Sales shall be pro-rated in accordance with the duration of such period. Purchaser shall be entitled to a credit against royalties once with respect to any particular sale. There shall be no obligation to pay royalties to Seller on sales to, between or among Purchaser, sublicensees, distributors or their respective Affiliates, but in such instances the obligation to pay royalties shall arise upon the sale by Purchaser, sublicensees, distributors or their respective Affiliates to other third parties.

5. MODE OF PAYMENT. All statements submitted by Purchaser to Seller pursuant to SECTION 4(A) shall be stated in U.S. Dollars. All Royalties to be made by Purchaser to Seller under this Agreement shall be made in U.S Dollars and shall be paid by bank wire transfer in immediately available funds to such bank account as may be designated in writing by Seller or Purchaser, respectively, from time to time.

6. RECORDS RETENTION. For purposes of this Agreement, Purchaser shall keep complete and accurate records pertaining to all sales of Products in the Territory and covering all transactions from which Net Sales under this Agreement are derived for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit Seller to confirm the accuracy of Royalties due hereunder.

7. AUDIT REQUEST. At the request and expense (except as provided below) of Seller, Purchaser shall each permit an independent, certified public accountant appointed by Seller and reasonably acceptable to Purchaser, at reasonable intervals and times and upon reasonable notice (but no more than once in any 12-month period unless Seller is required to do in order to comply with applicable Law), to examine Purchaser's records regarding Net Sales of Products under this Agreement. The accounting firm shall disclose to Seller only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Seller. In the event that such inspection shall indicate that in any calendar year the royalties which should have been paid by Purchaser are at least ten percent (10%) greater than those which were actually paid by Purchaser, then Purchaser shall pay the cost of such inspection. Seller shall treat all such financial information in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Purchaser, obligating it to retain all such information in confidence pursuant to such confidentiality agreement on terms no less stringent than as provided herein.

8. TAXES. If Laws require withholding of income taxes or other taxes imposed upon Royalties set forth herein, Purchaser shall make such withholding payments as may be required and shall subtract such withholding payments from the Royalties due hereunder. Purchaser shall submit appropriate proof of payment of the withholding taxes to Seller within a reasonable period of time.

                                 SCHEDULE 2.8(B)

                           INVENTORY VALUE ADJUSTMENTS

(I) "WHOLESALE TARGET" means achievement by Seller of levels of wholesale Inventory of Product of 1 month or less, based on WHOLESALE CHANNEL INVENTORY MONTHS ON HAND.

(II) "RETAIL TARGET" means achievement by Seller of $22,500,000 in RETAIL INVENTORY VALUE.

(III) "WHOLESALE CHANNEL INVENTORY MONTHS ON HAND" is calculated as follows:

         WHOLESALE INVENTORY VALUE divided by [AVERAGE WEEKLY SALES VALUE times 4.33]


(IV) "EXCESS WHOLESALE INVENTORY VALUE" is calculated as follows:

         Any positive number obtained by the product of $10,000,000 times [WHOLESALE CHANNEL INVENTORY MONTHS ON HAND minus 1]


(V) "RETAIL INVENTORY VALUE DIFFERENCE" is calculated as follows:

         ANY POSITIVE NUMBER OBTAINED BY THE DIFFERENCE OF RETAIL INVENTORY VALUE minus $22,500,000.


(VI) "WHOLESALE INVENTORY VALUE" is measured as follows:

         the aggregation of ending inventory per SKU (in pills or equivalent unit of measure), as reported on the Closing Date by the Designated Wholesale Customers on their 852 report - field QA, multiplied by the PRICE PER PILL OR EQUIVALENT UNIT.


(VII) "RETAIL INVENTORY VALUE" is measured as follows:

         the aggregate amount of inventory stocking per SKU (in pills or equivalent unit of measure), as reported in the PRODUCT RETAIL DEMAND, INVENTORY & APROV STUDY PREPARED BY IMS for Seller on the Closing Date multiplied by the respective PRICE PER PILL OR EQUIVALENT UNIT.


(VIII) "AVERAGE WEEKLY SALES VALUE" is calculated as follows:

         the aggregate of pills (or equivalent units of measure) shipped by all wholesalers of Product, by SKU, for the past 13 week period up through Closing Date, as reported by the Designated Wholesale Customers on their 867 report - field QS, multiplied by the respective PRICE PER PILL OR EQUIVALENT UNIT; resulting product will be divided by 13.


(IX) "PRICE PER PILL OR EQUIVALENT UNIT" is measured as follows:

         WAC Price per pill or equivalent unit (on a SKU basis).


(X) "DESIGNATED WHOLESALE CUSTOMERS" means those wholesale customers of Seller with which Seller has distribution sales "DSA" contracts as well as those to whom Seller has sold more than $25,000 of Product in 2006.